Exhibit 10.1

Limited Liability
Company Agreement

of

FE CONCEPTS, LLC
a Texas limited liability company

(Dated Effective as of April 20, 2018)

NOTICE

THE INTERESTS DESCRIBED IN THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION (THE “ACTS”).  SUCH INTERESTS ARE BEING OFFERED AND SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTERESTS UNDER THE ACTS OR AN EXEMPTION THEREFROM UNDER THE ACTS.

THE DELIVERY OF THIS LIMITED LIABILITY COMPANY AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF INTERESTS IN FE CONCEPTS, LLC IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACTS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS AND CONDITIONS SET FORTH IN THIS LIMITED LIABILITY COMPANY AGREEMENT.

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EXHIBITS

Exhibit A	-	Members
Exhibit B	-	Appointments
Exhibit C	-	Form of Management Services Agreement
Exhibit D	-	Form of Theater Services Agreement
Exhibit E	-	Form of Capital Note
Exhibit F	-	Form of Assignment of Membership Units

FE CONCEPTS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of FE Concepts, LLC (the “Company”), dated as of April 20, 2018 (the “Effective Date”), is entered into by and between CNMK Texas Properties, LLC, a Texas limited liability company, and AWSR Investments, LLC, a Texas limited liability company, and such other Persons (as defined herein) who are or, who from time to time, become signatories to this Agreement.

RECITALS

A.    CNMK Texas Properties, LLC is a wholly owned indirect subsidiary of Cinemark USA, Inc., a corporation engaged in the business of owning and operating movie theaters.

B.    AWSR Investments, LLC is an affiliate of Copper Beech Capital, LLC.

C.    The parties hereto desire to enter into this Agreement for the purpose of jointly developing, owning and operating family entertainment facilities offering a combination of the entertainment activities conducted by the respective Affiliates (as defined herein) of each party.

STATEMENTS OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions.  The following capitalized terms shall have the following meanings when used in this Agreement and the Exhibits hereto:

“Active Management Role” means serving as a member of the Board and having primary responsibility for the strategic planning of the Company.

“Adjusted Capital Account” shall mean, with respect to any Member, a special account maintained for such Member, the balance of which shall equal such Member’s Capital Account balance, increased by the amount (if any) of such Member’s share of the Company Minimum Gain and Member Minimum Gain.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)    credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5);  and

(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Assignment” means an Assignment of Membership Units in the form of Exhibit F.

“Approved Budget” means the annual operating and capital budget adopted and approved by the Board as may be revised from time to time with the approval of the Board.

“Assumed Tax Rate” means the highest marginal federal income tax rate prescribed for the relevant type of income for any Member in the relevant Fiscal Year.

“Board” means the board of Managers of the Company.

“Book Basis” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, (a) if property is contributed to the Company, the initial Book Basis of such property shall equal its fair market value on the date of contribution and (b) if the Capital Accounts of the Company are adjusted pursuant to Treasury Regulations Section 1.704-1(b) to reflect the fair market value of any Company asset, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Treasury Regulations. The Book Basis of all assets shall be adjusted thereafter by depreciation and amortization as provided in Treasury Regulations Section 1.704-1 (b)(2)(iv)(g).

“Business Code” means the Texas Business Organizations Code.

“Call Option Trigger” means the occurrence of any of the following:

(a)    the eighth anniversary of the Effective Date;

(b)    a Company Mitchell Trigger Event;

(c)    a Cinemark Mitchell Trigger Event;

(d)    a Class B Default;

(e)    a Class B Conversion;

(f)    Class A Member Change in Control or a Class A Parent Change in Control to a third party and in each case the Class A Member does not invoke its drag-along rights under Section 10.1.

“Call Purchase Price” means:

(a)    the amount of Unreturned Capital of the Class B Member (or Class C Member, as the case may be) if the Call Option Trigger is (i) a Class B Default or (ii) a Class B Conversion (other than as a result of a Company Mitchell Trigger Event or a Cinemark Mitchell Trigger Event); or

(b)    the greater of (i) the product of (A) 8 x consolidated EBITDA less Long-Term Debt, Severance Payments, and if not duplicative, Management Payments and Exit Bonus plus cash and (B) Membership Interest of the Class B Member (or Class C Member, as the case may be) expressed as a percentage and (ii) the Designated Price, if the Call Option Trigger is an event described in (a), (b) or (c) of the definition of Call Option Trigger.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)    to each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, any items in the nature of income or gain which are specially allocated pursuant to Section 7.3 or Section 7.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any asset of the Company distributed to such Member;

(ii)    to each Member’s Capital Account there shall be debited the amount of cash and the fair market value of any Company asset (as determined by the Board) distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, any items in the nature of expenses or losses which are specially allocated pursuant to Section 7.3 or Section 7.4 hereof, the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(iii)    except as otherwise provided in this Agreement, in the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(iv)    in determining the amount of any credit or debit for purposes of maintaining each Member’s Capital Account there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations Section 1.704 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event the Company shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company, or any Member), are computed in order to comply with such Treasury Regulations, the Board, after consultation from the Tax Matters Member, may make such modifications.  The Board may also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with the Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, the aggregate amount of money or the initial Book Basis of any other property (other than money), net of any liabilities assumed by the Company to which such property is subject, contributed to the Company with respect to the interest in the Company held by such Member, which may include an Initial Capital Contribution or a Subsequent Capital Contribution.  Loans to the Company shall not be considered Capital Contributions or included in the Capital Account of any Member.

“Capital Leases” means any lease or similar arrangement which is of a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP, including Statement of Financial Accounting Standards No. 13.

“Capital Members” mean holders of the Capital Units who are Members of the Company.

“Capital Units” means the Class A Membership Units, the Class B Membership Units and the Class C Membership Units.

“CB Proposed Valuation” means the aggregate value of 100% of the Membership Interests in the Company proposed by the CB Member in connection with the submission of a CB Offer Notice.

“CB Purchase Price” means the product of (A) the CB Proposed Valuation and (B) Membership Interest attributable to the CB Units expressed as a percentage.

“Change in Control” means the occurrence of any one or more of the following:

(i)    any Person (other than a Member or a Permitted Transferee) becomes the beneficial owner, directly or indirectly, of Membership Interests of the Company representing more than fifty percent (50%) of the Company’s then outstanding Membership Interests;

(ii)    any consolidation, merger, recapitalization or similar transaction involving the Company; or

(iii)    the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or any material portion of the assets of the Company.

“Cinemark Mitchell Trigger Event” means, after the first Facility has been in operation for a full year, Lee Roy Mitchell no longer serves as a board member or executive of Cinemark Holdings, Inc. or any subsequent parent of Cinemark Holdings, Inc. for any reason including without limitation, retirement, death or disability.

“Class A Competing Business” means the motion picture exhibition business.

“Class A Member” means CNMK Texas Properties, LLC.

“Class A Membership Unit” means a single Class A Membership Unit in the Company held by a Member who has made a Capital Contribution to the Company.  The number of Class A Membership Units authorized shall be as determined from time to time by the Board.

“Class A Parent” means Cinemark Holdings, Inc. or any of its direct or indirect Subsidiaries that may be a direct or indirect beneficial owner of the Class A Member.

“Class A Change in Control” means a Change in Control of the Class A Parent.

“Class B Member” means AWSR Investments, LLC.

“Class B Change in Control” means a Change in Control of the Class B Member, the Class C Member, Management Co. or Management Parent.

“Class B Competing Business” means an entertainment facility incorporating restaurants, games and bowling.

“Class B Conversion” means the conversion of Class B Membership Units into Class C Membership Units pursuant to Section 10.5.

“Class B Membership Unit” means a single Class B Membership Unit in the Company held by a Member who has made a Capital Contribution to the Company.  The number of Class B Membership Units authorized shall be as determined from time to time by the Board.

“Class C Member” means a holder of Class C Membership Units.

“Class C Membership Unit” means a single Class C Membership Unit in the Company held by a Member who has made a Capital Contribution to the Company.  The number of Class C Membership Units authorized shall be as determined from time to time by the Board.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Mitchell Trigger Event” means, after the first Facility has been in operation for a full year, Lee Roy Mitchell no longer serves in an Active Management Role in the Company for any reason including without limitation, retirement, death or disability.

“Company Sale Transaction” means any transaction constituting a Class A Change in Control, a sale of all outstanding Membership Units to a third party purchaser, a merger, consolidation, joint venture or similar transaction involving the Company, a sale of all or substantially all assets of the Company or other transaction resulting in a Change in Control of the Company or disposition of the assets or business of the Company.

“Company Minimum Gain” means “partnership minimum gain” determined in accordance with Treasury Regulations Section 1.704-2(d) and allocated pursuant to Section 7.3(a).

“Consultant” means Cinemark USA, Inc., a Texas corporation or any of its Subsidiaries.

“Designated Price” means the sum of (i) the Unreturned Capital contributed by the Class B Member (or Class C Member, as the case may be) in connection with each Facility plus (ii) an eight percent (8%) compounded annual return on the Unreturned Capital contributed by the Class B Member (or Class C Member, as the case may be) in connection with each Facility calculated from the date such capital was contributed to the Company, less the Class B Members (or Class C Members) pro rata share of any Exit Bonus.

“Distributable Cash” means:  (a) all cash, revenues and funds received by the Company from Company operations less (b) the sum of the following: (i) all principal, interest, fees, charges and other amounts owed to any Member in connection with any loan by any Member to the Company; (ii) all expenses payable by the Company to a third party pursuant to the Approved Budget; and (iii) such reserves, if any, as the Board deems reasonably necessary for the proper operation of the Company’s business.

“EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Exit Bonus” means any payments to be paid to the Manager by the Company in connection with a Trigger Event (as such term is defined in the Management Services Agreement).

“Facility” or “Facilities” means an entertainment facility incorporating restaurants, bars, games, rides, bowling and motion picture theater auditoriums branded as Strike + Reel.

“Fiscal Year” means the Company’s fiscal year which will be a 52-53 week tax year ending on the Sunday closest to December 31 of each year.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Independent Third Party” means a Person who is not an Affiliate of, or related to, an Offering Member or a Transferring Member.

“Initial Capital Contribution” means the Initial Class A Contribution or the Initial Class B Contribution.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Involuntary Transfer” means a transfer (directly or indirectly) of all or any part of a Membership Unit or other interest in the Company to another Person resulting (i) from bankruptcy proceedings involving a Member; (ii) from an assignment of any Membership Units for the benefit of creditors of a Member; or (iii) an execution of judgment or a foreclosure by a court of law against any Membership Units or the acquisition of record or beneficial ownership of any Membership Units by a lender or creditor.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Long-Term Debt” means the aggregate long-term liabilities of the Company as determined in accordance with GAAP, including Capital Leases.

“Loss” shall mean, with respect to the Company, for each taxable year, each item of the Company’s taxable loss or deduction for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of deduction and loss required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable loss), but with the following adjustments:

(a)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, including any items treated under Section 1.704-1 (b)(2)(iv)(i) of the Treasury Regulations as items described in Section 705(a)(2)(B) of the Code, shall be considered an item of taxable deduction or loss;

(b)    In the event the Book Basis of any Company asset is reduced as a result of an adjustment to Book Basis under Treasury Regulations Section 1.704-1(b) the amount of such reduction shall be taken into account as loss from the disposition of such asset for purposes of computing Loss;

(c)    Loss resulting from any disposition of property with respect to which loss is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis;

(d)    Any items which are specially allocated pursuant to Section 7.3 shall not be taken into account in computing Loss; and

(e)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable loss or deduction, there shall be taken into account depreciation and amortization as determined pursuant to Treasury Regulations Section l.704-1(b)(2)(iv)(g), if applicable for such taxable year or other period.

“Manager” means a voting member of the Board.

“Management Co.” means Cinema Operations, L.L.C., a Texas limited liability company and direct or indirect subsidiary of Management Parent.

“Management Parent” means Entertainment Properties Group, Inc., or any of its direct or indirect Subsidiaries that may be a direct or indirect beneficial owner of Management Co.

“Management Payments” means any payments made or due to the Manager under the Management Services Agreement or the Theater Services Agreement.

“Management Services Agreement” means the Management Services Agreement between the Company and Management Co., in substantially the form attached as Exhibit C hereto.

“Material Contract” means a contract for which the Company (i) is obligated to pay or is entitled to receive amounts of Fifty Thousand Dollars ($50,000.00) or more that is not included in the Approved Budget or (ii) grants any Person any lien or other encumbrance on any asset of the Company, other than Permitted Liens.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” within the meaning set forth in Treasury Regulations Section 1.704-2(i) with respect to and allocated pursuant to Section 7.3(a).

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” within the meaning set forth in Treasury Regulations Section 1.704-2(i)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(1) with respect to Partner Nonrecourse Deductions and shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Members” mean, collectively, the Class A Member, the Class B Member and any Class C Member of the Company.

“Membership Interest” means the ownership interest of a Member in the Company expressed as the percentage of the aggregate number of all outstanding Class A Membership Units, Class B Membership Units and Class C Membership Units of the Company held by such Member.

“Membership Unit” means a single ownership interest in the Company, which such interests are classified as Class A Membership Units, Class B Membership Units and Class C Membership Units.  Subject to Section 5.3 and Section 4.1, the number and classes of Membership Units authorized and the amount of Capital Contribution required of a Member acquiring a Membership Unit shall be as determined by the Board.

“Mitchell Foundation” means a foundation organized by Lee Roy Mitchell and Tandy Mitchell.

“Net Income” means, as calculated on a consolidated basis for the Company and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes and before compensation expenses attributable to any equity based compensation, of the Company and its Subsidiaries for such period taken as a single accounting period calculated in accordance with GAAP.

“Net Profit and Net Loss” shall mean for each taxable year or other period the excess of items of Profit over items of Loss for such period, or the items of Loss over the items of Profit for such period, as appropriate.  Net Profit and Net Loss shall not include items of Profit and Loss allocated pursuant to Section 7.3.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations 1.702-2(b)(1).

“Operating Documents” means this Agreement, the Management Services Agreement and the Theater Services Agreement.

“Permitted Liens” means (i) liens for taxes not yet due and payable; (ii) liens for taxes which are being contested in good faith; (iii)  liens of any landlord, carrier, warehouseman, mechanic, materialman and any like liens arising in the ordinary course of business for sums that are not delinquent; (iv) easements, rights of way, zoning ordinances and other similar liens affecting real property; (v) liens and other encumbrances in favor of banks which are borrowings of the Company approved by the Board and (vi) liens and other encumbrances arising by operation of law.

“Person” means any individual or entity, including, without limitation, any corporation, association, partnership, limited liability company, joint venture, trust, estate, governmental authority or other entity or organization.

“Profit” shall mean, with respect to the Company, for each taxable year, each item of the Company’s taxable income or gain for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of income and gain required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or gain), but with the following adjustments:

(a)    Any tax-exempt income, as described in Section 705(a)(l)(B) of the Code, realized by the Company during such taxable year shall be considered an item of taxable income;

(b)    In the event the Book Basis of any Company asset is increased pursuant to Treasury Regulations Section 1.704-1(b), the amount of such adjustment shall be taken into account as gain from the disposition of such asset for purposes of computing Profit;

(c)    Gain resulting from any disposition of property with respect to which gain is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis; and

(d)    Any items which are specially allocated pursuant to Section 6.3 shall not be taken into account in computing Profit.

“Qualified Purchase Offer” means a Purchase Offer that is (i) an all cash purchase price, (ii) not less than the CB Proposed Valuation for 100% of the Membership Interests in the Company, and (iii) from a bona fide third party purchaser that is not engaged in a Class A Competing Business or a Class B Competing Business.

“Revised Partnership Audit Procedures” means Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, as such sections may be subsequently amended, and including any Treasury Regulations or other administrative guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Severance Payments” means the Class C Member’s share of any severance payments required to be paid by the Class C Member under the Management Agreement.

“Subsidiary” means any Person of which the Company owns equity interests having a majority of the voting power in electing the governing body of such Person directly or through one or more Subsidiaries or, in the case of a partnership, limited liability partnership or other similar entity, equity interests conveying, directly or indirectly, a majority of the economic interests in such partnership or entity.

“Substitute Member” means the transferee of a Member’s Membership Units, when admitted and shown as such on the books and records of the Company.

“Theater Services Agreement” means the Theater Services Agreement between the Company and Consultant, substantially in the form attached as Exhibit D hereto.

“Transfer” means any transfer, sale, assignment, pledge, encumbrance or other disposition, irrespective of whether any of the foregoing is effected voluntarily, by operation of law or otherwise, or whether inter vivos or upon death.

“Transferee” means any Person to whom Membership Units have been Transferred.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unreturned Capital” means the amount of Capital Contributions contributed by a Member less the amount of any cash or property distributed to such Member as a return of capital.

“Voting Members” means the Members holding Voting Units.

“Voting Units” means the Class A Membership Units and the Class B Membership Units.

Section 1.2    Additional Definitions.  The following terms have the meanings ascribed to such terms in the following Sections of this Agreement.

Call Option Notice	Section 10.2(b)
Call Right Closing Date	Section 10.2(b)
Capital Contribution Default	Section 4.1(d)
Capital Note	Section 4.1(d)(ii)
CB Acceptance Notice	Section 10.6(b)
CB Member	Section 10.6(a)
CB Notice Period	Section 10.6(a)
CB Offer	Section 10.6(a)
CB Offer Notice	Section 10.6(a)
CB Units	Section 10.6(a)
Certificate	Section 2.2
Class A Managers	Section 5.1(b)(i)(A)
Class A Member Call Option	Section 10.2(a)
Class B Default	Section 10.4
Class B Managers	Section 5.1(b)(i)(B)
Committee(s)	Section 5.5
Company	Preamble
Company Sale Notice	Section 10.7(c)
Company Tax Liability	Section 7.11(e)
Confidential Information	Section 2.10
Drag-Along Sale	Section 10.1(a)
Dragged Members	Section 9.1(a)
Effective Date	Preamble
Exercising Member	Section 6.1(d)(iv)
Indemnitee	Section 11.3(a)
Initial Class A Contribution	Section 4.1(a)
Initial Class B Contribution	Section 4.1(b)
Offer Election Period	Section 10.6(a)
Offered Units	Section 5.1(c)
Offering Member	Section 6.1(c)
Offering Member Notice	Section 6.1(c)(i)
Officer(s)	Section 5.6
Option Units	Section 10.2(a)
Partnership Representative	Section 7.11(a)
Pass-Thru Member	Section 7.11(d)
Permitted Transfer	Section 6.1(a)

Permitted Transferee	Section 6.1(b)
Proposed Purchaser	Section 6.1(d)(i)
Purchase Offer	Section 10.7(a)
Purchasing Member	Section 6.1(c)(iv)
ROFO	Section 6.1(c)
ROFO Acceptance Notice	Section 6.1 (c)(iv)
ROFO Notice Period	Section 6.1(c)(ii)
ROFR	Section 6.1(d)
ROFR Acceptance Notice	Section 6.1(d)(iv)
ROFR Notice Period	Section 6.1(d)(ii)
Sale Election Notice	Section 10.7(a)
Sale Election Period	Section 10.7(a)
Sale Process	Section 10.7(a)
Sale Right	Section 10.7(a)
Subject Units	Section 6.1(d)
Subsequent Capital Contribution	Section 4.1(d)
Tax Distributions	Section 7.10
Tax Matters Member	Section 7.11(a)
Tax Matters Partner	Section 7.11(a)
Tax Proceeding	Section 7.11(c)(ii)
Transfer Notice	Section 6.1(d)(i)
Transferring Member	Section 7.1(d)
Waived ROFO Transfer Period	Section 6.1(c)(v)
Waived ROFR Transfer Period	Section 6.1(d)(v)

Section 1.3    Construction.  Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine and neuter genders will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Any agreement, schedule, attachment or exhibit referred to herein shall mean such agreement, schedule, attachment or exhibit as amended, restated, supplemented or modified from time to time to the extent permitted by the applicable provisions of this Agreement.  Unless otherwise stated, references to recitals, articles, sections, paragraphs, schedules and exhibits shall be references to recitals, articles, sections, paragraphs, schedules and exhibits of this Agreement.

ARTICLE II
ORGANIZATION, PURPOSES AND POWERS

Section 2.1    Formation of Company.  The Company was formed pursuant to the Business Code.

Section 2.2    Certificates and Documents.  The organizer has executed and filed the Certificate of Formation of the Company (the “Certificate”).  The Board shall execute and file all other certificates, notices, statements or other instruments required by law for the formation or operation of a limited liability company in all jurisdictions where the Company may propose to do business.

Section 2.3    Company Name.  The name of the Company is FE Concepts, LLC.  The business of the Company will be conducted under the name of the Company or such other name or names as the Board may adopt upon (i) causing an amendment to the Certificate to be filed with the Secretary of State of the State of Texas and (ii) sending notice thereof to the Members.

Section 2.4    Term of the Company.  The existence of the Company initially commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Texas and will continue indefinitely unless dissolved in accordance with the provisions of this Agreement.

Section 2.5    Principal Place of Business.  The address of the principal place of business of the Company shall be 12400 Coit Road, Suite 800, Dallas, Texas 75251, or such other address as shall be designated from time to time by the Board.  The Company may maintain other offices at such other locations as the Board shall determine from time to time.

Section 2.6    Registered Agent and Office.  The Company’s registered office in Texas shall be at 12400 Coit Road, Suite 800, Dallas, Texas 75251 and the name of the registered agent for service of process is Gary Witherspoon.  At any time, the Board may designate another registered agent and/or registered office.

Section 2.7    Company Purposes.  The business purposes for which the Company is formed are to build, own and operate a Facility and such other related lawful acts or activities for which limited liability companies may be formed under the Business Code.

Section 2.8    Powers.  Subject to the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company set forth in Section 2.7, so long as said acts and things may be lawfully engaged in or performed under the Business Code.

Section 2.9    Organization Expenses.  Each Member shall pay its own expenses incurred in connection with the formation and organization of the Company and the drafting and negotiation of the Operating Documents through the date hereof.

Section 2.10    Confidentiality.  Each Member shall, and shall cause its Affiliates to, keep all information concerning the Company, including the terms of the Operating Documents (collectively, “Confidential Information”), strictly confidential.  Notwithstanding the foregoing, each Member may disclose Confidential Information:  (i) to its directors, employees, consultants, advisors, Affiliates, counsel and accountants on an as-needed basis to the extent such Persons agree to keep such information confidential; and (ii) as required by applicable law.  For the avoidance of doubt, it is understood and agreed that Affiliates of CNMK Texas Properties, LLC are required to make public disclosures of material facts and events under U.S.

federal securities law and that nothing contained in this Agreement shall be construed to prevent such Affiliates from making such public disclosures (including, without limitation, public filings or disclosures relating to the Company, the Operating Documents or the business of the Company) as they determine, in their sole and absolute discretion, is required by applicable law or regulations.  The term “Confidential Information” shall not include such portions of the Confidential Information as (i) are or become generally available to the public other than as a result of the disclosure by the receiving party; (ii) was known by the receiving party prior to disclosure by the non-disclosing party; or (iii) become available to the receiving party on a non-confidential basis from a source other than the disclosing party (or agent thereof) which is not prohibited from disclosing such Confidential Information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party.

ARTICLE III
MEMBERS; MEMBERSHIP UNITS

Section 3.1    Authorization of Membership Units.  The Membership Units shall be classified as Class A Membership Units, Class B Membership Units and Class C Membership Units.  The current total number of Membership Units which the Company is authorized to issue is twelve thousand (12,000) Membership Units, of which four thousand (4,000) shall be designated Class A Membership Units, four thousand (4,000) shall be designated Class B Membership Units and four thousand (4,000) shall be designated Class C Membership Units.  All of the Class A Membership Units shall be deemed issued to and held by the Class A Member.  All of the Class B Membership Units shall be deemed issued to and held by the Class B Member.  The Class C Membership Units shall be issued upon the occurrence of a Class B Conversion.

Section 3.2    Member Meetings.

(a)    Calling the Meeting.  Meetings of the Voting Members may be called by (i) the Board or (ii) by a Voting Member.  Only Voting Members shall have the right to call or attend meetings of the Members, or take any action by vote as a meeting or by written consent without a meeting, in all cases to take any action or conduct any business.

(b)    Notice.  Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Voting Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than five (5) days and not more than thirty (30) days before the date of the meeting to each Voting Member, by or at the direction of the Board or the Voting Member calling the meeting, as the case may be.  Meetings of the Voting Members may be held at the Company’s principal office or at such other place as the Board may designate in the notice for such meeting or the Voting Members may agree upon.

(c)    Participation.  Any Voting Member may participate in a meeting of the Voting Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)    Vote by Proxy.  On any matter that is to be voted on by Voting Members, a Voting Member may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law.  Every proxy shall be revocable in the discretion of the Voting Member executing it unless otherwise provided in such proxy; provided that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e)    Conduct of Business.  The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by Voting Members holding Voting Units; provided, that the appropriate Voting Members shall have been notified of the meeting in accordance with Section 3.2(b).  Attendance of a Voting Member at any meeting shall constitute a waiver of notice of such meeting, except where a Voting Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(f)    Quorum; Required Vote.  A quorum of any meeting of the Voting Members shall require the presence of the Voting Members holding a majority of the Voting Units held by all Voting Members.  Subject to Section 3.3, no action at any meeting may be taken by the Voting Members (i) unless the appropriate quorum is present and (ii) except as otherwise provided in Section 5.3(b), at any meeting at which a quorum is present, without the affirmative vote of Voting Members holding a majority of the Voting Units held by all Voting Members.

Section 3.3    Voting and Consents of Members.  Any action requiring the consent or approval of the Members shall be approved solely by the Voting Members in accordance with Section 5.3(b).  To the extent that the Voting Members approve any action pursuant to this Agreement, the Board shall carry out such action in accordance with the approval by the Voting Members.  Any action required or permitted to be taken or authorized at a meeting of the Voting Members may be taken or authorized without a meeting if, prior or subsequent to the action, a consent or consents thereto is signed by the holders of the minimum number of Membership Units that would be necessary to authorize or take such action pursuant to Section 5.3(b) and is filed with the records of the Company.  The Class C Membership Units shall be non-voting Membership Units with no right to vote on any matter, except as provided in Section 4.1(c), Section 5.3(c) and Section 12.2.

Section 3.4    Consent of Class.  To the extent that any consent, approval or other action by the holder or holders of a class of Membership Units is required or permitted under this Agreement, such consent, approval or other action shall be the consent of, approval or other action by the holders of a majority of the Membership Units of such class and shall be binding on all holders of Membership Units of such class.

Section 3.5    Securities Laws; Legends.

(a)    The Membership Units have been issued pursuant to a claim of exemption from the registration or qualification provisions of federal and state securities laws and, in addition to the other restrictions contained herein, may not be transferred without compliance with the registration or qualification provisions of applicable federal and state securities laws or applicable exemptions therefrom.

(b)    If certificates evidencing any Membership Units are issued, each such certificate shall bear such legends as may be required by applicable federal or state laws, or as may be deemed necessary or appropriate by the Board to reflect restrictions upon transfer contemplated herein.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Section 4.1    Capital Contributions of Members.

(a)    The Class A Member has made (or will promptly make, at the request of the Board, a contribution to the capital of the Company in the amount of twenty million dollars ($20,000,000) (the “Initial Class A Contribution”).

(b)    The Class B Member has made (or will promptly make, at the request of the Board, a contribution to the capital of the Company in the amount of twenty million dollars ($20,000,000) (the “Initial Class B Contribution”).

(c)    The aggregate Initial Class A Contribution and the Initial Class B Contribution shall each be made as of the Effective Date in cash, along with and the contribution of mutually agreed costs and expenses incurred on behalf of the Company prior to the Effective Date.

(d)    In the event that the Board approves an additional Facility or Facilities each Capital Member shall be required to make subsequent capital contributions in such amounts and on such dates as may be required by the Board, provided that following a Company Mitchell Trigger Event or Cinemark Mitchell Trigger Event, subsequent mandatory capital contributions shall require the consent of the Class C Member.  In the event of mandatory capital call, each Capital Member shall be required to contribute, pro rata, the aggregate amount of the capital call (a “Subsequent Capital Contribution”).  In the event that any Capital Member fails to make its Initial Capital Contribution or any Subsequent Capital Contribution within thirty (30) days of the date set forth in a notice by the Board (or within thirty (30) days of the Effective Date with respect to an Initial Capital Contribution) (in each case, a “Capital Contribution Default”), the non-defaulting Member may elect one of the following:

(i)    such non-defaulting Member may contribute the amount of the defaulting Member’s Capital Contribution, with a corresponding adjustment to the Membership Interest held by the Members based on the aggregate amount of capital contributed by each Member; or

(ii)    the non-defaulting Member may contribute the amount of the defaulting Member’s Capital Contribution in the form of a loan evidenced by a capital note in the form of Exhibit E (a “Capital Note”).

The issuance of any additional Membership Units to the non-defaulting Member in the event of a Capital Contribution Default will be based on a valuation equal to the lesser of the post-money valuation following the latest Capital Contribution or at the non-defaulting Member’s option, the fair market value of the Membership Units as determined by a third party appraiser selected by the non-defaulting Member and approved by the defaulting Member (whose approval shall not be unreasonably withheld, delayed or conditioned).

Section 4.2    No Interest on Contributions; No Withdrawal.  No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member except as otherwise specifically provided in this Agreement and permitted by applicable law.

ARTICLE V
MANAGEMENT

Section 5.1    Management of the Company; Board.

(a)    General.  Except as provided for herein or by the Business Code, the management, control and operation of the Company shall be vested exclusively in the Board.  The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Business Code.  No Manager, in such capacity, acting singly or with any other Manager, shall have any authority or right to represent, make public statements on behalf of, advocate or take positions on any matter on behalf of, act on behalf of or bind the Company other than by exercising the Manager’s voting power as a member of the Board, unless specifically authorized by the Board in each instance.

(b)    Number of Managers; Composition.

(i)    Except as otherwise provided herein in the event of a Capital Contribution Default, a Class B Default or a Class B Conversion, the voting members of the Board shall be comprised of four (4) voting members who shall be divided into two (2) classes as described below:

(A)    Two (2) Class A Managers, who shall be appointed by the Class A Member (the “Class A Managers”); and

(B)    Two (2) Class B Managers, who shall be appointed by the Class B Member and shall initially include Lee Roy Mitchell (the “Class B Managers”).

(ii)    The Board as of the Effective Date is set forth on Exhibit B.

(iii)    On the death, resignation or removal of any Class A Manager, the Class A Member may appoint an individual representative of the Class A Member to replace such Class A Manager.  Subject to Section 5.1(b)(iv), on the death, resignation or removal of any Class B Manager, the Class B Member may appoint an individual representative of the Class B Member to replace such Class B Manager.

(iv)    In the event of a Class B Default or a Class B Conversion, (1) there shall only be one class of Managers, each of whom shall be appointed by the Class A Member, and (2) the Class A Member shall have the sole right to remove any Manager and fill any vacancy resulting from the death, resignation or removal of any Manager or any increase in the number of Managers.

(c)    Qualifications for Service.  Managers need not be residents of the State of Texas.

(d)    Election; Tenure.  The Class A Managers shall be appointed by the Class A Member and, except as otherwise provided in this Agreement, the Class B Managers shall be appointed by the Class B Member; provided, however, that in the event that Lee Roy Mitchell no longer serves as a Class B Manager due to death, disability, retirement, or any other reason, before the first Facility has been in operation for a full year, Gary Witherspoon shall automatically be appointed as the successor Class B Manager, without any action required by the Class B Member.  Each Manager shall hold office until a qualified successor has been appointed or until the Manager’s death, resignation, or removal, if sooner.  Except as otherwise provided in this Agreement, any Manager may be removed at any time by the Member appointing such Manager in which case, such Member shall promptly appoint a qualified successor Manager of the same class as the removed Manager.

(e)    Quorum; Proxy; Voting; Meetings.  The Board shall meet at least quarterly during each Fiscal Year.  A majority of the then serving Managers, either present (in person or by teleconference), shall constitute a quorum for purposes of any meeting of the Board, except as otherwise provided by law or this Agreement; provided, however, a Class A Manager must be present to constitute a quorum.  Unless otherwise expressly required by the non-waivable provisions of the Business Code or this Agreement, the act or decision of Managers, holding at least fifty-one percent (51%) of the total voting power of the Board, shall be the act or decision, as applicable, of the Board.  Meetings of the Managers may be held at such time or times and such place or places as shall be determined from time to time by the Managers, provided that notice of such meeting(s) is sent to all Managers in advance thereof.  Meeting dates for regular meetings may be determined in advance by the Board.  Special meetings of the Board may be called by the Class A Member, the Class B Member, the Chair of the Board, the Secretary of the Company or any two (2) Managers on at least twenty-four (24) hours’ notice to the Board.  To the extent practicable, the notice should state the purpose of and business to be transacted at, such meeting.  Attendance of a Manager at a meeting constitutes a waiver of notice of the meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his or her dissent is entered in the minutes of the meeting or unless he or she files his or her written dissent to the action with the secretary of the meeting before the adjournment thereof, or delivers the dissent to the Company immediately after the adjournment of the meeting.  A Manager who votes in favor of the action waives his or her right to dissent.  Each Manager shall be entitled to one (1) vote on the Board.

(f)    Attendance at Meetings.  Attendance at any meeting of the Board may be in person, by telephonic or by any other electronic means such that each attendee may be heard by, and may hear, each other attendee.

(g)    Action by Written Consent.  Any action required or permitted to be taken or authorized at a meeting of the Board may be taken or authorized without a meeting if, either (i) at least twenty-four (24) hours prior notice of such action is provided to the Board and prior or subsequent to the action, a consent or consents thereto is signed by the minimum number of Managers that would be necessary to authorize or take such action, and is filed with the records of the Company or (ii) a consent or consents to such action is signed by all of the Managers.

(h)    Conduct of Business; Record of Action.  The Board shall appoint the Chair of the Board; provided, however, in the event Gary Witherspoon replaces Lee Roy Mitchell as a Class B Manager, pursuant to Section 5.1(d), then the individual who is currently serving as Vice Chair shall be appointed as Chair of the Board, and Gary Witherspoon shall be appointed the Vice Chair.  The Chair of the Board shall preside over all meetings and the Secretary of the Company shall act as secretary of all meetings of the Board, but in the absence of the Secretary, the Chair may appoint any person to act as secretary of the meeting.  The Chair shall determine the order of the business and the procedure at any meeting of the Board.  Written minutes of the business transacted at any Board meeting and meetings of any committees thereof shall be made and circulated to each Manager for his or her approval.  Such written minutes, together with any and all written consents executed by the Managers pursuant to Section 5.1(g) shall be maintained as part of the records of the Company pursuant to Section 5.4.  The initial Chair is set forth on Exhibit B.

(i)    Compensation; Expense Reimbursement.  Managers shall receive no compensation for their services, including, without limitation, their attendance at meetings of the Board, except as may be approved by unanimous vote of the Board.  Managers shall be reimbursed for necessary, documented and reasonable authorized expenses incurred on behalf of the Company.

(j)    Resignation.  Any Manager may resign at any time by giving at least thirty (30) days’ prior written notice to the other Manager(s) of the Company.  The resignation of any Manager shall take effect on the thirtieth (30th) day following receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

(k)    Filling Vacancies.  Any vacancy resulting from the death, resignation or removal of a Class A Manager may be filled by the Class A Member.  Subject to Section 5.1(b)(iv), any vacancy resulting from the death, resignation or removal of a Class B Manager may be filled by the Class B Member.  The Class A Managers may be executive officers of the Class A Member or its Affiliates.  The Class B Managers may be executive officers of the Class B Member or its Affiliates.  Subject to Section 5.1(b)(iv), any vacancy occurring on the Board as a result of an increase in the number of Managers constituting the Board may be filled by the mutual consent of the Class A Member and the Class B Member.

Section 5.2    Authority of the Board.

(a)    Subject to Section 5.3 and except as otherwise provided in this Section 5.2(a), the Board, by a majority vote of the Board, shall have the sole power on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company and to perform all acts which they may, in their discretion, deem necessary or desirable.

(b)    Subject to Section 5.3, the Board may delegate to any Person or Persons all or any of the powers, rights, privileges, duties and discretion vested in it in this ARTICLE V, and such delegation may be made upon such terms and conditions as the Board shall determine; except that no such delegation shall modify the obligations, liabilities or responsibilities of the Board under the Business Code and under this Agreement.

Section 5.3    Restrictions on Authority of the Board.

(a)    Notwithstanding anything to the contrary herein, except as provided in Section 5.3(b), the following activities of the Company shall require the approval of all of the Class A Managers and, so long as neither a Class B Default nor a Class B Conversion has occurred, all of the Class B Managers.  In the event of a Class B Default or a Class B Conversion, the following activities may be approved solely by the consent of a majority of the Class A Managers.  Such activities shall include the following:

(i)    authorizing or issuing additional Membership Units or any equity in, or any options, warrants or other rights to acquire any equity in, the Company or requiring any Member to make any Capital Contribution;

(ii)    any conversion of the Company to another form of entity or other material corporate reorganization of the Company;

(iii)    any change in, or addition to, the designation of any rights, powers and/or preferences of any class of Membership Interests;

(iv)    any amendment or modification to this Agreement, the Management Services Agreement or the Theater Services Agreement;

(v)    the appointment of any Officers pursuant to Section 5.6;

(vi)    the incurrence of any indebtedness (other than pursuant to a Capital Note) or entering into or consummating any other financing transaction or capital lease or creating any Lien against the assets of the Company, in any case for an amount in excess of $100,000;

(vii)    incurring any costs, expenses, debts, liabilities, obligations or otherwise that result in a variance of greater than five percent (5%) of any category for the entire fiscal year in the Approved Budget as previously approved by the Board;

(viii)    distributing any Distributable Cash to the Members other than as provided in this Agreement;

(ix)    approving the design of the Facility, including without limitation, the motion picture theater auditoriums incorporated in any Facility;

(x)    forming any subsidiary, joint venture or other affiliated entity or authorizing any existing or future affiliate of the Company to operate the business of the Company in a new location or making any investment in any non-controlled entity in excess of $100,000;

(xi)    approving any acquisition (by merger or otherwise), leasing or licensing by the Company or sale not in the ordinary course of business of any assets of the Company and the locations thereof including site selection for Facilities and decisions to lease or purchase Facility locations;

(xii)    entering into, waiving any rights under, modifying, or terminating any Material Contract;

(xiii)    engaging any professional advisors (e.g., attorneys (including in connection with real estate, liability and employment matters), financial advisors, auditors, etc.) for, or on behalf of, the Company for a cost in excess of $25,000 for any such professional advisor;

(xiv)    approving the Company’s business plan, Approved Budget, capital projects and expenditures, financial statements, and tax returns, and any material change in the Approved Budget, accounting or tax practices, procedures or policies of the Company;

(xv)    entering into any agreement or transaction with any Member or any officer, director, employee, Affiliate or relative of any Member or any Manager or their respective Affiliates;

(xvi)    commencing, settling, or withdrawal from any suit, action or legal, administrative or arbitral proceeding in excess of $50,000 or where equitable relief or injunctive relief is included as part of such suit or settlement;

(xvii)    filing any documents with any regulatory agency, including the Internal Revenue Service, other than the permitted filings specified in the Management Services Agreement;

(xviii)    any change in the size of the Board;

(xix)    terminating Management Co. or appointing a new third party to provide the services under the Management Services Agreement or terminating or amending the Management Services Agreement;

(xx)    terminating Consultant or appointing a new third party to provide the services under the Theater Services Agreement or terminating or amending the Theater Services Agreement;

(xxi)    adopting or amending any other form of incentive plan; and

(xxii)    taking any action or authorizing, approving or entering into any binding agreement with respect to any of the foregoing.

(b)    Notwithstanding anything to the contrary herein, the following activities of the Company shall require the approval of each of the Voting Members (provided that if a Class B Default or Class B Conversion has occurred, then only the approval of the Class A Member shall be required):

(i)    the Company entering into any transactions (other than a Class A Change in Control, a Drag-Along Sale or a Qualified Purchase Offer) which could reasonably be expected to result in a Change in Control;

(ii)    any amendment or repeal of this Agreement other than as provided in Section 12.2;

(iii)    any recapitalization, reorganization winding up liquidation or dissolution of the Company, including any distribution of assets pursuant to a plan of dissolution or the filing of any petition under any bankruptcy or other insolvency law; and

(iv)    engaging the Company in any business other than the business of the Company described in Section 2.7 of this Agreement.

(c)    Notwithstanding anything to the contrary herein, upon the occurrence of a Company Mitchell Trigger Event or a Cinemark Mitchell Trigger Event:

(i)    no additional Facilities shall be approved by the Board without Class C Member approval; and

(ii)    the Company shall not enter into any agreement or arrangement or transaction with the Class A Member or any of its affiliates, directors, managers, employees or Affiliates that is not in the ordinary course of business, arms-length and on commercially reasonable terms, without Class C Member approval.

Section 5.4    Books and Records.  The Board shall keep or cause to be kept at the address of the Company (or at such other place as the Board shall advise the Members in writing) full and accurate books and records of the Company.  A Member, on written request stating the purpose therefor, may examine at any reasonable time, for any proper purpose and at such Member’s expense, the records required to be kept under this Section 5.4 and other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for such Member to examine.

Section 5.5    Committees.  The Board shall have the power to create one (1) or more committees, each of which shall have such purposes, functions, duties and authority as the Board may determine (each, a “Committee” and, collectively, the “Committees”).  The composition and membership of each Committee shall be as determined by the Board.  All Committee members shall serve one (1) year terms, unless otherwise determined by the Board.

Section 5.6    Officers.  The Board shall have the power to appoint one (1) or more officers of the Company, who shall be responsible for the day-to-day operations of the Company, subject to the direction and control of the Board (each, an “Officer” and, collectively, the “Officers”).  The Company shall have such number of Officers as the Board shall determine.  No Officer need be a resident of the State of Texas.  Officers are not “managers,” as that term is used in the Business Code.  Any Officers so designated shall have the authority to perform such duties as the Board delegates to them.  The Board may assign titles to particular Officers.  Each Officer holds office until his successor has been duly designated and qualified or until his death or until he resigns or has been removed in the manner hereinafter provided.  Any number of offices may be held by the same person.  Officers shall not be considered employees of the Company.  Any Officer may resign as such at any time.  Resignations are to be made in writing and take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  The acceptance of a resignation is not necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause, by the Board whenever in their judgment the best interests of the Company will be served thereby.  Any vacancy occurring in any office of the Company shall be filled by the Board.

Section 5.7    Management Services Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall enter into the Management Services Agreement with Management Co. pursuant to which Management Co. shall provide the development, management and staffing services described in the Management Services Agreement.

Section 5.8    Theater Services Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall enter into the Theater Services Agreement with Consultant pursuant to which Consultant shall provide the theater services described in the Theater Services Agreement.  The Parties hereto acknowledge and agree that so long as the Theater Services Agreement remains in effect, the ticket prices charged for admission to any motion picture at any Facility shall be determined exclusively by Consultant.

ARTICLE VI
TRANSFERS

Section 6.1    Conditions to Transfers.

(a)    Restrictions on Transfers of Membership Units.  No Member shall Transfer any interest in any Membership Units except:  (i) a Transfer by a Capital Member to a Permitted Transferee as expressly set forth in Section 6.1(b) hereof; (ii) with the prior written consent of the Board (which consent may be withheld for any reason or for no reason); or (iii) as expressly permitted by this Agreement with respect to a Change in Control of the Company, a Drag-Along Sale pursuant to Section 10.1 or the exercise of the Class A Member Call Option pursuant to Section 10.2 (each of (i), (ii) or (iii) above, a “Permitted Transfer”).  Any purported Transfer of Membership Units in violation of this Agreement shall be null and void.  The Company shall not be required (a) to transfer on its books Membership Units which have been Transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as an owner of such Membership Units, to afford the right to vote or to pay distributions to, any Transferee to whom Membership Units have been Transferred (or purported to have been Transferred) in violation of the provisions set forth in this Agreement.

(b)    Permitted Transfers.  Membership Units may be Transferred as follows without the Board’s approval (each such transferee being a “Permitted Transferee”):  (i) by a Member or Permitted Transferee to the Company; (ii) by a Capital Member or any Permitted Transferee to any member, partner or shareholder of such Capital Member or Permitted Transferee and, if such member, partner or shareholder is a corporation, limited liability company or partnership, such member may transfer such Capital Units to the ultimate holders of the equity interest in such member, or to a liquidating trust for their benefit; (iii) by a Capital Member to any Person which such Capital Member or any of its Affiliates, directly or indirectly, has the sole power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Capital Units, by contract or otherwise; (iv) by a Capital Member to any of its Affiliates; (v) by a Capital Member to the remaining Capital Member or (vi) by the Class B Member or Management Parent to the Mitchell Foundation. For the avoidance of doubt, no Capital Member may transfer any portion of its Capital Units to a competitor of the remaining Capital Member without such remaining Member’s prior written consent.

(c)    Rights of First Offer.  Each Capital Member will have a right of first offer (the “ROFO”) if the other Capital Member (the “Offering Member”) proposes to Transfer, directly or indirectly, all or any portion of the Membership Units owned by it (the “Offered Units”) other than pursuant to a Permitted Transfer or a Drag-Along Sale. Each time the Offering Member proposes to so Transfer any Offered Units, the Offering Member will first offer to sell the Offered Units to the other Capital Member in accordance with the provisions of this Section 6.1(c).

(i)    The Offering Member will give written notice (the “Offering Member Notice”) to the Company and the other Capital Member stating the Offering Member’s intention to Transfer the Offered Units and specify the Membership Interest to be Transferred as the Offered Units and the material terms and conditions, including price, pursuant to which the Offering Member proposes to Transfer the Offered Units.

(ii)    The Offering Member Notice will constitute the Offering Member’s offer to Transfer the Offered Units to the other Capital Member, which offer will be irrevocable for a period of 60 days (the “ROFO Notice Period”).

(iii)    By delivering the Offering Member Notice, the Offering Member will be deemed to represent and warrant to the Company and the other Capital Member that: (1) the Offering Member has full right, title and interest in and to the Offered Units; (2) the Offering Member has all necessary power and authority and has taken all necessary action to sell such Offered Units as contemplated by this Section 6.1(c); and (3) the Offered Units will be Transferred free and clear of any and all Liens other than restrictions on transfer arising under state or federal securities laws or under this Agreement.

(iv)    Upon receipt of the Offering Member Notice, the other Capital Member will have until the expiration of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Units by delivering a written notice (a “ROFO Acceptance Notice”) to the Offering Member and the Company stating that it offers to purchase such Offered Units on the terms specified in the Offering Member Notice.  Any ROFO Acceptance Notice so delivered will be binding upon delivery and irrevocable by the applicable Capital Member.  A Capital Member that does not deliver a ROFO Offer Notice during the ROFO Notice Period will be deemed to have waived all such Capital Member’s rights to purchase the Offered Units under this Section 6.1(c)(iv).  If the other Capital Member timely delivers a ROFO Acceptance Notice, such Capital Member (the “Purchasing Member”) will be entitled to purchase the Offered Units.

(v)    If the other Capital Member fails to deliver a ROFO Acceptance Notice in accordance with Section 6.1(c)(iv), the Offering Member may, during the 90-day period following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time to the extent reasonably necessary to obtain any governmental approvals) (the “Waived ROFO Transfer Period”), and subject to compliance with the provisions of Section 6.1(d), Transfer all of the Offered Units to an Independent Third Party at a higher price and otherwise on terms and conditions no more favorable to the Independent Third Party than those specified in the Offering Member Notice.  Any noncash consideration offered by an Independent Third Party will be valued at its fair market value, as reasonably agreed by the Offering Member and the other Capital Member, and failing such agreement, as determined by an independent third party appraiser selected by the Offering Member and reasonably acceptable to the other Capital Member (the cost for which third party appraiser will be paid by the Offering Member).  Any Independent Third Party to whom Offered Units are Transferred in accordance with this Section 6.1(c)(v) will become a Substitute Member if the Offering Member so designates, in a written instrument delivered to the Company and the other Capital Member, and such Independent Third Party executes a joinder to this Agreement as required by Section 6.3.  If the Offering Member does not Transfer the Offered Units within such period or, if such Transfer is not consummated within the Waived ROFO Transfer Period, the Offered Units in question will once again become subject to the preceding provisions of this Section 6.1(c) and the Offering Member will no longer be permitted to Transfer such Offered Units without again fully complying with such provisions.

(vi)    The Offering Member and the Purchasing Member will take all actions as may be reasonably necessary to consummate any sale to the Purchasing Member contemplated by this Section 6.1(c), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate by the Company.

(vii)    At the closing of any sale and purchase to a Purchasing Member pursuant to this Section 6.1(c), the Offering Member will deliver to the Purchasing Member an Assignment of the Offered Units to be sold (if any), accompanied by any other evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Member by wire transfer of immediately available funds into an account specified by the Offering Member (or such other method of payment as may be agreed upon by the Offering Member).

(d)    Rights of First Refusal.  Each Capital Member will have a right of first refusal (the “ROFR”) if the other Capital Member (the “Transferring Member”) proposes to Transfer, directly or indirectly, all or any portion of the Membership Units owned by it (the “Subject Units”) other than pursuant to a Permitted Transfer or a Drag-Along Sale. Each time the Transferring Member proposes to so Transfer any Subject Units, the Transferring Member will first offer to sell the Subject Units to the other Capital Member in accordance with the provisions of this Section 6.1(d).

(i)    The Transferring Member will give written notice (the “Transfer Notice”) to the Company and the other Capital Member stating the Transferring Member’s intention to Transfer the Subject Units and specify the Membership Interest to be Transferred as the Subject Units, the identity of the proposed purchaser of the Subject Units (the “Proposed Purchaser”) and a complete description of all terms and conditions of the proposed sale, including price and type of consideration, pursuant to which the Transferring Member proposes to Transfer the Subject Units.

(ii)    The Transfer Notice will constitute the Transferring Member’s offer to Transfer the Subject Units to the other Capital Member, which offer will be irrevocable for a period of 60 days (the “ROFR Notice Period”).

(iii)    By delivering the Transfer Notice, the Transferring Member will be deemed to represent and warrant to the Company and the other Capital Member that: (1) the Transferring Member has full right, title and interest in and to the Subject Units; (2) the Transferring Member has all necessary power and authority and has taken all necessary action to sell such Subject Units as contemplated by this Section 6.1(d); and (3) the Subject Units will be Transferred free and clear of any and all Liens other than restrictions on transfer arising under state or federal securities laws or under this Agreement.

(iv)    Upon receipt of the Transfer Notice, the other Capital Member will have until the expiration of the ROFR Notice Period to offer to purchase all (but not less than all) of the Subject Units by delivering a written notice (a “ROFR Acceptance Notice”) to the Transferring Member and the Company stating that it offers to purchase such Subject Units on the terms specified in the Transfer Notice.  Any ROFR Acceptance Notice so delivered will be binding upon delivery and irrevocable by the applicable Capital Member.  A Capital Member that does not deliver a ROFR Acceptance Notice during the ROFR Notice Period will be deemed to have waived all such Capital Member’s rights to purchase the Subject Units under this Section 6.1(d)(iv).  If the other Capital Member timely delivers a ROFR Acceptance Notice, such Capital Member (the “Exercising Member”) will be entitled to purchase the Subject Units.

(v)    If the other Capital Member fails to deliver a ROFR Acceptance Notice in accordance with Section 7.1(d)(iv), the Transferring Member may, during the 90-day period following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time to the extent reasonably necessary to obtain any governmental approvals) (the “Waived ROFR Transfer Period”), and subject to compliance with the provisions of Section 6.1(c), Transfer all of the Subject Units to the Proposed Purchaser on terms and conditions no more favorable to the Proposed Purchaser than those specified in the Transfer Notice.  Any noncash consideration offered by the Proposed Purchaser will be valued at its fair market value, as reasonably agreed by the Transferring Member and the other Capital Member, and failing such agreement, as determined by an independent third party appraiser selected by the Transferring Member and reasonably acceptable to the other Capital Member (the cost for which third party appraiser will be paid by the Transferring Member).  Any Proposed Purchaser to whom Subject Units are Transferred in accordance with this Section 6.1(d)(v) will become a Substitute Member if the Transferring Member so designates, in a written instrument delivered to the Company and the other Capital Member, and such Proposed Purchaser executes a joinder to this Agreement as required by Section 6.3.  If the Transferring Member does not Transfer the Subject Units within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the Subject Units in question will once again become subject to the preceding provisions of this Section 6.1(d) and the Transferring Member will no longer be permitted to Transfer such Subject Units without again fully complying with such provisions.

(vi)    The Transferring Member and each Exercising Member will take all actions as may be reasonably necessary to consummate any sale to the Exercising Member contemplated by this Section 6.1(d), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate by the Company.

(vii)    At the closing of any sale and purchase pursuant to this Section 6.1(d), the Transferring Member will deliver to the Exercising Member an Assignment of the Subject Units to be sold (if any), accompanied by any other evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Exercising Member by wire transfer of immediately available funds into an account specified by the Transferring Member (or such other method of payment as may be agreed upon by the Transferring Member).

Section 6.2    Effect of Membership Units in Hands of the Transferee.  Membership Units that are Transferred pursuant to this ARTICLE VI shall thereafter continue to be subject to all restrictions on Transfer contained in this Agreement except as otherwise provided in this ARTICLE VI.  Without limiting the generality of the foregoing, the Transferee must comply with the provisions of this ARTICLE VI if such Transferee shall propose to Transfer any such Membership Units, as if such Transferee were a Member.  If any Membership Units are Transferred to a Transferee that is not admitted as a Member pursuant to Section 6.1(c)(v), Section 6.1(d)(v) and Section 6.5, then the Transferee shall issue an irrevocable proxy to the

Offering Member or Transferring Member, as the case may be, to vote such Transferred Units with respect to all matters submitted to the Voting Members.  The right of first offer under Section 6.1(c) and the right of first refusal under Section 6.1(d) does not inure to the benefit of any Transferee of Membership Units and may not be exercised by any Transferee of Membership Units.

Section 6.3    Joinder.  Any Person (including any Permitted Transferee) to whom Membership Units are to be Transferred shall execute and deliver, as a condition to such Transfer, all documents deemed reasonably necessary by the Company, in consultation with its counsel, to evidence such party’s joinder in, acceptance of, and agreement with, the obligations with respect to the Membership Units contained in this Agreement.  Any subsequent holder of the Membership Units shall execute and deliver to the Class A Member a blank Assignment of Membership Units pursuant to Section 10.3 as a condition to the transfer of the Membership Units.  Each such transferor of Membership Units shall, prior to the Transfer, cause the Transferee thereof to so execute and deliver such documents.

Section 6.4    Imposition of Restrictions.  Membership Units that are Transferred shall thereafter continue to be subject to all restrictions and obligations imposed by this Agreement with respect to Membership Units and Transfers thereof.

Section 6.5    Limitation on Admission.  Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, upon a Transfer of Membership Units permitted pursuant to this ARTICLE VI, no Transferee of such Membership Units (including a Permitted Transferee other than an Affiliate or the Mitchell Foundation) shall be admitted into the Company as an additional or Substituted Member or have any rights to participate in the management of the business and affairs of the Company as a Member without the prior express written consent of the Board which consent may be granted or withheld in the sole discretion of the Board for any reason or for no reason.  A Transferee of a Membership Unit not admitted into the Company as an additional or Substituted Member shall not be considered a voting Member.

Section 6.6    Other Limitations.  Notwithstanding anything in this ARTICLE VI to the contrary:  (a) no Transfer of Class A Membership Units shall be made by the Class A Member to a Transferee engaged in a Class B Competing Business without the consent of the Class B Member or Class C Member, as applicable, unless such Transfer is pursuant to a Drag-Along Sale resulting from a Class A Change in Control; (b) no Transfer of Class B Membership Units or Class C Membership Units shall be made by the Class B Member or Class C Member, respectively, to a Transferee engaged in a Class A Competing Business without the consent of the Class A Member; and (c) no Transfer of Membership Units shall be permitted, and no Transferee of Membership Units shall be admitted to the Company as a Member, if, (x) such Transfer is not expressly permitted pursuant to Section 6.1(a) or (y) in the opinion of the Board, such transfer or admission alone or in conjunction with one or more other transfers or admissions would:  (i) result in a violation of applicable securities laws, (ii) result in the Company being taxable as a corporation, (iii) if unknowingly waived by the Board, cause a termination of the Company under Section 708(b)(1)(B) or any other section of the Code, (iv) result in the Company becoming a “publicly traded partnership” within the meaning of Sections 469(k)(2) and 7704(b) of the Code, (v) be an event which would constitute a violation or breach

(or, with the giving of notice or passage of time, would constitute a violation or breach) of any law, regulation, ordinance, agreement or instrument by which the Company, or any of its properties or assets, is bound, or (vi) require the Company to register under the Investment Company Act of 1940, as amended.

ARTICLE VII
CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS

Section 7.1    Capital Accounts.

(a)    A separate Capital Account shall be established for each Member on the books of the Company on the date on which such Member first makes its Capital Contribution and shall be maintained in the manner set out in the definition of Capital Account.  The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  Upon the Transfer of any Membership Units in accordance with this Agreement, the Capital Account of the transferor Member that is attributable to the transferred Membership Units will be carried over to the transferee Member.

(b)    Any loans made by any Member to the Company shall not be deemed to result in an increase (or decrease) in the Capital Contribution, Capital Account or Membership Units of such Member; rather, such loans shall constitute an indebtedness of the Company to the Member making such loan.

(c)    Except as otherwise provided in this Agreement or as may be approved by the Board acting in its sole and absolute discretion, no Member shall demand or receive a return of its Capital Contribution.  Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash, except as may be specifically provided herein or as may be determined by the Board acting in its reasonable discretion.

(d)    Except as expressly otherwise provided in this Agreement and/or in a separate services or employment agreement or as may be determined by the Board acting in its sole and absolute discretion, no Member shall receive any interest, salary or draw with respect to its Capital Contribution or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member.

(e)    The Members shall not be personally liable for the debts, liabilities, contracts or any other obligations of the Company.  No Member shall be required to lend any funds to the Company.

Section 7.2    Allocations of Profits and Losses.

(a)    Profits. Subject to and after making any special allocations pursuant to Section 7.4, any remaining Profits for each fiscal year shall be allocated among the Members in the following manner:

(i)    First.  First, among the Members in proportion to, and to the extent of, Losses previously allocated to each Member that have not been offset by allocations of Profits pursuant to this Section 7.1(a)(i); and

(ii)    Second.  Thereafter, to the Members pro rata in proportion to their respective Membership Interests.

(b)    Losses.  Subject to and after making any special allocations pursuant to Section 7.3, any remaining Loss for each fiscal year shall be allocated among the Members in proportion to their respective Membership Interests.

Notwithstanding the foregoing, no Member shall receive an allocation of Loss pursuant to this Section 7.2(b) which would cause such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year.  Loss not allocated to a Member pursuant to this Section 7.2(b) shall be allocated to the other Members pro rata in proportion to their respective Membership Interests to the extent an Adjusted Capital Account Deficit balance would not be created or increased with respect to the other Members.  If no Member may receive an additional allocation of Losses pursuant to this Section 7.2(b) such additional Losses shall be allocated to the Member or Members who bear the economic risk of loss pursuant the Treasury Regulations, as determined by the Board.

Section 7.3    Special Allocations.  The following special allocations shall be made in the following order:

(a)    Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, the Members shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulations Section 1.704-2(f) or 1 .704-2(i)(4).  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2.  This Section 6.3(a) is intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 7.3(a), and will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

(b)    Qualified Income Offset.  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of income or gain in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. This Section 7.3(b) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1 (b)(2)(ii)(d), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

(c)    Gross Income Allocation.  Each Member who has a deficit Capital Account at the end of any Company taxable year that is in excess of the amount the Member is obligated to restore pursuant to any provision of this Agreement, including any amount that it is deemed to be obligated to restore under Treasury Regulations Section 1.704-2(g)(l) and Section 1.704- 2(i)(5), will be specially allocated items of Company income and gain in the amount of the excess as quickly as possible.

(d)    Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year or other period will be specially allocated among the Members pro rata in proportion to their respective Membership Interests in the Company.

(e)    Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any taxable year or other period will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulations Section 1.704-2(i).

(f)    Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704- l(b)(2)(iv)(m).

(g)    Curative Allocations.  The “Regulatory Allocations” consist of allocations made to a Member (or predecessor) under Section 7.3(a) through Section 7.3(j).  Notwithstanding any other provision of this Section 7.3 other items of income, gain, loss and deduction will be allocated among the Members so that, to the extent possible, the net amount of those allocations of other items and the Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to the Member if the Regulatory Allocations had not occurred.  The Board shall take into account future Regulatory Allocations under Section 7.3(a) that, although not yet made, are likely to offset Regulatory Allocations under Section 7.3(d) and Section 7.3(e).

(h)    Compliance with Section 704(c).  In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company property for which its adjusted tax basis differs from its Book Basis will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and the Book Basis of such Property.  Any elections or other decisions relating to allocations under this Section 7.3(h) will be made in any manner which the Board shall determine is consistent with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder and reasonably reflects the purpose and intention of this Agreement.  Allocations under this Section 7.3(h) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

(i)    Sale of Assets.  Notwithstanding Section 7.2, any income, gain, loss or deduction of the Company resulting from the sale, exchange or other disposition of Company assets shall be allocated as follows: (i) first to each Member in the minimum amount required to cause each Member’s positive Capital Account balance to be in the same ratio as their respective Membership Interests, in proportion to such required amounts, and (ii) thereafter, to the Members in proportion to their Membership Interests.

(j)    Intent of Allocations.  The parties intend that the foregoing allocation provisions of this Section 7.3 shall produce final Capital Account balances of the Members that will permit liquidating distributions under Section 8.3 to be made in a manner identical to the priorities set forth in Section 7.9.  To the extent that the allocation provisions of this Section 7.3 would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the Board if and to the extent necessary to produce such result and (ii) Net Profits and Net Losses of the Company for prior open years (or items of gross income, gain, loss and deduction of the Company for such years) shall be reallocated by the Board among the Members to the extent it is not possible to achieve such result with allocations of items of, income (including gross income and gain), deduction and loss for the current year and future years.  This Section 7.3 shall control notwithstanding any other provision of this Agreement or the reallocation or adjustment of taxable income, taxable loss or items thereof by the Internal Revenue Service or any other taxing authority.

(k)    Member Acknowledgment.  The Members agree to be bound by the provisions of this Section 7.3 in reporting their shares of Company income and loss for income tax purposes.

Section 7.4    Other Allocation Rules.

(a)    For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Tax Matters Member, subject to the prior approval of the Board, using any permissible method under Code Section 706 and the Treasury Regulations promulgated pursuant thereto.

(b)    Notwithstanding any other provision of this Agreement, no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account.

Section 7.5    Tax Allocations.

(a)    For federal, state and local income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the Members as nearly as possible in the same manner as the corresponding item of income, expense, gain or loss is allocated pursuant to the other provisions of this ARTICLE VII.  It is intended that the Capital Accounts will be maintained at all times in accordance with Section 704 of the Code and applicable Treasury Regulations promulgated pursuant thereto, and that the provisions hereof relating to the Capital Accounts be interpreted in a manner consistent therewith.  The Tax Matters Member, subject to the prior approval of the Board, shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 7.5 in its discretion to comply with Section 704 of the Code or applicable Treasury Regulations promulgated pursuant thereto; provided that no such change shall have an adverse effect upon the amount distributable to any Member hereunder.

(b)    Notwithstanding anything else contained in this ARTICLE VII, if any Member has a deficit Capital Account for any fiscal period as a result of any adjustment of the type described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4) through (6), then the Company’s income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible.  Any special allocation of items of income or gain pursuant to this paragraph shall be taken into account in computing subsequent allocations pursuant to this ARTICLE VII so that the cumulative net amount of all items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to such Member if there had never been any allocation pursuant to this paragraph.

Section 7.6    Company Tax Returns.  The Tax Matters Member, subject to the prior approval of the Board, shall cause to be prepared and timely filed all tax returns required to be filed for the Company.

Section 7.7    Tax Year and Accounting Matters.  The taxable year of the Company shall be the Fiscal Year of the Company.  The Company shall adopt such methods of accounting and file its tax returns on the methods of accounting as determined by the Board.

Section 7.8    Tax Elections.  The Tax Matters Member, in the exercise of its reasonable discretion, may cause the Company to make or revoke all tax elections provided for under the Code.

Section 7.9    Distributions.  Distributable Cash shall be determined by the Board.  Distributable Cash, if any, may be distributed in the following order and priority, as determined in the discretion of the Board:

(a)    First, on or before April 1 of each year, to the Members in an aggregate amount equal to the Tax Distributions for the preceding fiscal year.  Subject to applicable law, distributions of property other than cash may be made in the discretion of the Board.  Distributions of property shall be valued at the fair market value therein as determined by the Board, less any encumbrances.

(b)    Second, on or before October 1 of each year, an additional Tax Distribution to each Member in an amount equal to the positive difference, if any, between the Tax Distribution made pursuant to Section 7.10 and the amount of Tax Distribution calculated on the basis of the actual tax liability of such Member for the preceding fiscal year if the actual tax liability exceeds the estimated tax liability by ten percent (10%) or more.

(c)    Thereafter, any remaining Distributable Cash shall be distributed to the Members pro rata (in accordance with their respective Membership Interests).

(d)    Set-Off. The Company may set-off against and reduce any distributions payable under this ARTICLE VII by any bona fide amounts actually owing from a Member to the Company.

Section 7.10    Tax Distributions.  To the extent that any Member receives an allocation of taxable income pursuant to Section 7.2 or Section 7.3 but is not otherwise entitled to receive a distribution pursuant to Section 7.9 sufficient to pay, or to permit such Member (including the direct and indirect owners of any entity treated as a partnership for federal income tax purposes) to pay, the federal, state and local income taxes attributable to such allocation, a distribution for the payment of such taxes (a “Tax Distribution”) for each applicable period shall be made, prior to making any distribution pursuant to Section 7.9, to such Member in an amount equal to (a) the amount of taxable Net Profits allocated (and, items of taxable income and gain specially allocated) to such Member for the current period pursuant to Section 7.2 and Section 7.3 (determined for the current period as if all distributions for such period were already made pursuant to Section 7.9 without giving effect to this Section 7.10), multiplied by (b) the Assumed Tax Rate.  Any Tax Distributions to a Member under this Section 7.10 shall be treated as a preliminary distribution of future amounts due to such Member, and any future distributions otherwise due to such Member hereunder shall be adjusted so that, to the greatest extent possible, all distributions are according to the priorities otherwise set forth in Section 7.9(a).  Tax Distributions shall be determined with regard to the allocation related to the basis adjustments pursuant to Code Section 743(b).

Section 7.11    Tax Matters Member.

(a)    With respect to tax years beginning on or before December 31, 2017, the Class B Member shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Partner”) and with respect to tax years beginning after December 31, 2017, the Class B Member, or such other qualified Person designated by the Class B Member, shall serve as the “partnership representative” within the meaning of the Revised Partnership Audit Procedures (the “Partnership Representative”). The Tax Matters Partner or Partnership Representative, as applicable, shall be referred to herein as the “Tax Matters Member.” The Tax Matters Member is specifically directed and authorized to take whatever steps it, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required to perfect such designation under the Treasury Regulations.

(b)    In the event of a Class B Default or Class B Conversion, the Class A Member shall become the Tax Matters Member to the extent permitted by applicable law.

(c)    The Tax Matters Member shall be subject to the following provisions.

(i)    The Tax Matters Member shall represent the Company with regard to any tax matters initiated by the Internal Revenue Service or any state, local, or foreign taxing authority.

(ii)    With the Consent of the Board, the Tax Matters Member shall have full authority to act on behalf of the Members and the Company, as provided by applicable law, with respect to any tax audit, investigation, or other proceeding brought by any taxing authority, including administrative settlement and judicial review (a “Tax Proceeding”) and, subject to applicable law, the Members and the Company shall be bound by the actions taken by the Tax Matters Member in such capacity. With the consent of the Board, the Tax Matters Member may: (A) execute any agreement or other document relating to, or affecting, any tax matter, (B) make (or decline to make) any election under the Revised Partnership Audit Procedures or any similar provisions of applicable law, and (C) take any action and execute and file any statement or form on behalf of the Company that applicable law permits or requires, in each case in accordance with applicable law, provided, however, the Tax Matters Member shall not have any right to settle or compromise any Tax Proceeding that would have a disproportionate adverse effect on a Member without obtaining the prior written consent of the Member (such consent not to be unreasonably withheld, conditioned, or delayed). The Members acknowledge and agree that it is the intention of the Members to minimize any obligations of the Company and its Members to pay taxes, interest, and penalties in connection with any audit of the Company, including by means of elections or alternatives available under the Revised Partnership Audit Procedures.

(iii)    Each Member, if it so requests, may participate in a non-binding manner in all Tax Proceedings.

(iv)    With the consent of the Board the Tax Matters Member may employ experienced tax counsel to represent the Company in connection with any Tax Proceeding.

(v)    The Tax Matters Member shall keep the Members reasonably informed regarding tax matters related to the Company.

(vi)    The relationship of the Tax Matters Member to the Members is that of a fiduciary, and the Tax Matters Member has a fiduciary obligation to perform its duties as Tax Matters Member in such manner as will serve the best interests of the Company and all of the Company’s Members.

(vii)    All costs and expenses incurred in connection with any Tax Proceeding or otherwise incurred by the Tax Matters Member in performing its duties shall be borne by the Company, subject to reimbursement in the reasonable discretion of the Board to ensure that each Member bears its allocable share of such expenses. If the Tax Matters Member incurs expenses in connection with tax matters not affecting each of the Members, then the Company may seek reimbursement from, or charge such expenses to the Capital Accounts of, those Members on whose behalf such expenses were incurred. Each Member shall be responsible for any costs incurred by the Member with respect to any Tax Proceeding against the Member, even though the Tax Proceeding may relate to the Company.

(viii)    To the fullest extent permitted by applicable law, but subject to the limitations and exclusions of Section 11.3, the Company agrees to indemnify the Tax Matters Member and its agents and save and hold them harmless, from and in respect to all (A) fees, costs and expenses in connection with or resulting from any claim, action, or demand against the Tax Matters Member or the Company that arise out of or in any way relate to the Tax Matters Member’s status as Tax Matters Member for the Company, and (B) all such claims, actions, and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action, or demand.

(d)     Each Person (herein called a “Pass-Thru Member”) that holds or controls an interest as a Member on behalf of, or for the benefit of another Person or Persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another Person or Persons shall, within thirty (30) days following receipt from the Tax Matters Member of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Company holding such interests through such Pass-Thru Member.

(e)    If the Company incurs or is required to pay any liability for any taxes, interest, penalties, other additions to tax, or any related costs and expenses (including reasonable accounting and attorney’s fees) of any kind or nature that may be sustained or suffered by the Company or the Members (including any costs incurred in connection with a Tax Proceeding) for any taxable year (a “Company Tax Liability”):

(i)    With the consent of the Board the Tax Matters Member may cause each Member to pay its allocable share of such Company Tax Liability, as reasonably determined by the Tax Matters Member, and each such Member hereby agrees to pay that amount to the Company and such amount shall not be treated as a Capital Contribution for purposes of any provision of this Agreement that affects distributions to the Members;

(ii)    Any amount not paid by a Member at the time reasonably requested by the Tax Matters Member shall accrue interest at the rate set by the Board (not to exceed the maximum rate permitted by law) until paid, and that Member shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is reasonably requested by the Tax Matters Member, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages; and

(iii)    Without reduction in a Member’s obligation under paragraphs (d)(i) and (d)(ii), any amount paid by the Company that is attributable to a Member, as determined by the Tax Matters Member in its reasonable discretion with the consent of the Board, and that is not paid by that Member pursuant to paragraphs (d)(i) and (d)(ii) may be treated (A) as a distribution to (and shall reduce amounts otherwise distributable to) that Member or (B) in such other manner as determined by the Tax Matters Member in its reasonable discretion.

(f)    Each Member hereby agrees to indemnify and hold harmless the other Members from and against any liability (including any liability for taxes) with respect to income attributable to, or distributions or other payments to, such Member.

(g)    Each Member shall cooperate as reasonably requested by the Tax Matters Member in connection with any Tax Proceeding, the reduction or satisfaction of any Company Tax Liability, to enable the Company to satisfy any applicable tax reporting or compliance requirements, to make any tax election, to qualify for an exception from or reduced rate of tax or other tax benefit, to be relieved of liability for any tax, or any other action taken by the Tax Matters Member regardless of whether such requirement, tax benefit, or tax liability existed on the date such Member was admitted to the Company. The Members shall promptly provide upon the Tax Matters Member’s request therefor, such information as the Tax Matters Member may reasonably request, and shall take such action as reasonably requested by the Tax Matters Member, including executing and filing returns, forms, or other statements, providing information about the Member, or any other action reasonably requested by the Tax Matters Member. If a Member fails to file or provide any such returns, forms, statements, or other information requested by the Tax Matters Member such Member will be required to indemnify the Company and the other Members for the share of any tax deficiency paid or payable by the Company that is due to such failure (as reasonably determined by the Board).

(h)    Notwithstanding any other provision of this Agreement, the obligations of a Member pursuant to this Section 7.11 (i) may be enforced by legal process or any other lawful means, including, without limitation, by offsetting any unpaid obligations against amounts otherwise distributable to the Member, (ii) will survive indefinitely with respect to any taxes withheld by the Company, or paid by the Company or the Members, that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period, (iii) will survive the transfer by that Member of its interest, the withdrawal of that Member, or that Member otherwise ceasing to be a Member of the Company, (iv) will survive the dissolution, liquidation, winding up, and termination of the

Company, and (v) will remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other taxing authority any and all matters regarding the taxation of the Company or the Members. If any Member withdraws or otherwise disposes of their Membership Interests, they shall keep the Company advised of their contact information until released in writing by the Company from such obligation.

(i)    References to a Member in this Section 7.11 include those Persons who or which are (i) former Members or (ii) transferees or assignees of a Member or former Member.

(j)    The Members covenant and agree to amend this Agreement in order to reflect the effect of any applicable Treasury Regulations or other guidance promulgated with respect to a tax matters partner or partnership representative.

ARTICLE VIII
TERM; DISSOLUTION

Section 8.1    Term; Termination.

(a)    The term of the Company commenced on the date specified in the Certificate and shall continue until the Company is dissolved pursuant to this Agreement.

(b)    This Agreement may be terminated under the following circumstances:

(i)    By the Class A Member, upon a material breach of this Agreement by the Class B Member, which breach is not cured within ten (10) days (for any monetary breach) or sixty (60) days (for any non-monetary breach) after receipt of written notice of such breach;

(ii)    By the Class B Member, upon a material breach of this Agreement by the Class A Member, which breach is not cured within ten (10) days (for any monetary breach) or sixty (60) days (for any non-monetary breach) after receipt of written notice of such breach;

(iii)    By the Class A Member, upon a material breach of the Management Services Agreement by Management Co., which breach is not cured within the cure period provided under the Management Services Agreement;

(iv)    By the Class B Member, upon a material breach of the Theater Services Agreement by the Company, which breach is not cured within the cure period provided under the Theater Services Agreement;

(v)    By the mutual agreement of the Class A Member and the Class B Member; or

(vi)    By either the Class A Member or the Class B Member in the event of a winding up, liquidation or dissolution of the other Member or the filing of any petition under any bankruptcy or other insolvency law by or against the other Member or assignment for the benefit of creditors of the other Member.

Section 8.2    Liquidation of Company.  Upon termination of this Agreement pursuant to Section 8.1, the Company’s business shall be liquidated in an orderly manner.  Subject to Section 5.3(b), the Board may act as the liquidator and wind up the affairs pursuant to this Agreement.  Upon the election of the Board, the Board may approve one or more liquidators to act as the liquidator in carrying out such liquidation, subject to Section 5.3(a).  In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in any reasonable manner that the liquidator shall determine to be in the best interest of the Members, subject to Section 5.3(a).

Section 8.3    Distribution Upon Dissolution of the Company.  Upon dissolution of the Company, subject to Section 5.3(a), the liquidator winding up the affairs of the Company shall determine in its discretion which assets of the Company shall be sold and which assets of the Company shall be retained for distribution in kind to the Members.  The value of assets to be distributed in kind shall be reasonably determined by the liquidator in good faith.  Subject to the Business Code, after all liabilities of the Company have been satisfied or duly provided for, the remaining assets of the Company shall be distributed to the Members in accordance with the Members’ respective positive Capital Account balances after giving effect to all contributions, distributions and allocations for all periods.

ARTICLE IX
REPRESENTATION, WARRANTIES AND COVENANTS

Section 9.1    Representations, Warranties and Covenants of the Members.  Each Member hereby represents, warrants and covenants to the Company and the other Member that:

(a)    it is duly organized, validly existing and in good standing under the laws of its state of organization, and is registered as a foreign corporation in each jurisdiction in which it conducts business;

(b)    it has full power and authority to execute and deliver the Operating Documents to which it is a party and to consummate the transactions contemplated by such documents, the execution, delivery and performance of the Operating Documents by such Member has been approved by all necessary action of such Member and no other proceedings on the part of such Member are necessary to approve and authorize the execution and delivery of the Operating Documents and the consummation of the transactions contemplated hereby;

(c)    it is aware that the Membership Units have not been registered under any federal or state securities laws and acknowledges that it has acquired its Membership Units for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer, or offer to Transfer, all or any portion of its Membership Units in any manner that would violate or cause the Company to violate any federal or state securities laws;

(d)    each Operating Document to which it is a party has been duly executed and delivered by such Member and, assuming due authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding agreement of such Member enforceable against it in accordance with its terms;

(e)    other than any reports required to be filed by Affiliates of the Class A Member under applicable securities laws, it is not required to submit any notice, report or other filing with any governmental entity in connection with the execution or delivery of the Operating Documents or the consummation of the transactions contemplated thereby, and no waiver, consent, authorization or approval of any governmental entity is required to be obtained by such Member in connection with its execution and delivery of the Operating Documents or the transactions contemplated thereby;

(f)    it is aware of the income tax consequences of this Agreement and the transactions contemplated hereby, agrees to be bound by the provisions of this Agreement in reporting its share of Company Profit and Loss for income tax purposes, and is aware that there may not be any Distributable Cash available for distribution;

(g)    it shall comply in all material respects with all applicable laws, rules and regulations of any governmental agency, entity or authority in connection with the execution, delivery and performance of the Operating Documents and the transactions contemplated thereby;  and

(h)    it will abide by the Company’s conflict of interest policy as adopted by the Board, and as may be amended from time to time.

ARTICLE X
ADDITIONAL AGREEMENTS

Section 10.1    Drag-Along Sale.

(a)    Required Sale of Membership Units. If at any time (i) the Class A Member approves a sale to a third party that is not an Affiliate of the Class A Member of its Membership Units and such third party proposes to acquire the Company in a Company Sale Transaction or (ii) the Class A Parent approves a Class A Change in Control to a third party that is not an Affiliate of the Class A Member which would include a Company Sale Transaction (in either case, a “Drag-Along Sale”), then, without any further action or approval by the Managers, all other Members (the “Dragged Members”) shall consent to and raise no objections against the Drag-Along Sale or the process by which the Drag-Along Sale is undertaken and the Dragged Members, if requested by the Class A Member, shall sell (or otherwise Transfer) each such Dragged Member’s respective Membership Units (or any portion thereof if requested), on the same terms and conditions approved by and applicable to the Class A Member and as set forth in this ARTICLE X and provided that the purchase price for the Membership Units of the applicable Dragged Member is not less than the Call Purchase Price that would be applicable to the Membership Units (or portion thereof) of the applicable Dragged Member pursuant to the Class A Member Call Option.  Each Dragged Member shall promptly take all actions deemed necessary or desirable (in the sole judgment of the Class A Member) in connection with, and to facilitate the consummation of, the Drag-Along Sale, including the execution of all agreements and instruments as requested by, and on the same terms applicable to, the Class A Member.  Without limiting the foregoing, (i) if the Drag-Along Sale is structured as a merger, consolidation, joint venture, sale of all or substantially all assets of the Company or similar transaction, then each Dragged Member shall vote in favor of such transaction and waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale and (ii) if the Drag-Along Sale is structured as a sale or exchange of Membership Units, each Dragged Member shall agree to sell or exchange its Membership Units on the terms and conditions approved by the Class A Member and upon which the Class A Member agrees to sell or exchange its Class A Membership Units.  The Company shall notify the Dragged Members in writing not less than thirty (30) days prior to the proposed consummation of a Drag-Along Sale; provided, however, that the Dragged Members agree not to directly or indirectly (without the prior written consent of the Company) disclose to any other Person (other than to such Dragged Member’s legal counsel in confidence, as otherwise necessary to protect such Dragged Member’s rights under this Agreement or as otherwise required by law) any information related to such potential Drag-Along Sale.  Notwithstanding anything in this Section 10.1(a) to the contrary, the Class A Member may not invoke the right to require a Drag-Along Sale to a purchaser engaged in a Class B Competing Business unless such Drag-Along Sale is related to a Class A Change in Control.  In the event of any Drag-Along Sale, the proceeds will be distributed to the Members pro rata (in accordance with their respective Membership Interests).

(b)    Exceptions.  Notwithstanding the foregoing, neither a Class A Member nor a Class B Member or Class C Member (if an Affiliate of such Class B Member or Class C Member has not managed the Facility for the prior 6 months preceding a Drag-Along Sale) will be required to comply with the provisions of Section 10.1(a) above in connection with any Drag-Along Sale, unless:

(i)    any representations and warranties to be made by such Member in connection with the Drag-Along Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Membership Interest, including, but not limited to, representations and warranties that (A) the Member holds all right, title and interest in and to the Membership Interest such Member purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Member in connection with the transaction have been duly authorized, (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms; and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)    the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Drag-Along Sale;

(iii)    the liability for indemnification, if any, of such Member in the Drag-Along Sale and for the inaccuracy of any representations and warranties is several and not joint with any other Person and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Drag-Along Sale; and

(iv)    if any Member is given an option as to the form and amount of consideration to be received as a result of the Drag-Along Sale, (i) all Members will receive the same economic considerations and (ii) if the consideration consists of cash and non-cash components, the Class B Member (or Class C Member as applicable) shall receive cash.

Section 10.2    Class A Member Call Option.

(a)    Right to Purchase Membership Units. At any time after the occurrence of a Call Option Trigger, the Class A Member shall have the right (the “Class A Member Call Option”) to elect to purchase all Membership Units then outstanding (the “Option Units”) for a purchase price equal to the Call Purchase Price; provided that if the Call Option Trigger is a Class B Default, the Call Purchase Price shall be reduced by fifty percent (50%).

(b)    Procedure. If the Class A Member wishes to exercise its right to purchase Option Units pursuant to this Section 10.2, the Class A Member shall deliver to the holders of the Option Units any time after the occurrence of a Call Option Trigger, a written notice (the “Call Option Notice”) specifying the applicable Call Option Trigger, the applicable Call Purchase Price and the closing date for the purchase of the Option Units (the “Call Right Closing Date”), which such Call Right Closing Date shall be no earlier than 30 days from the date of the Call Option Notice. At the closing of any purchase consummated pursuant to this Section 10.2, each holder of Option Units shall represent and warrant to the Class A Member that (i) such holder has full right, title and interest in and to its Option Units, (ii) such holder has all the necessary power and authority and has taken all necessary action to sell such Option Units as contemplated by this Section 10.2, and (iii) the Option Units are free and clear of any and all Liens. Each holder of Option Units shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.2, including without limitation, entering into agreements and delivering certificates, instruments and consents as may be deemed necessary or appropriate.

Section 10.3    Assignment of Option Units.  Each holder of Option Units and any subsequent holder of the Option Units shall execute and deliver to the Class A Member a blank Assignment of Membership Units in the form of Exhibit F to enable the Class A Member to exercise its rights under Section 10.1 and Section 10.2 without requiring additional signatures on the part of any holder of Option Units or any subsequent holder of the Option Units.

Section 10.4    Class B Default.  In the event of a Class B Default (defined below), all outstanding Class B Membership Units shall automatically convert into Class C Membership Units as provided in Section 10.5. A “Class B Default” shall have occurred in any of the following instances:

(a)    A Capital Contribution Default by the Class B Member.

(b)    Any Transfer by the Class B Member (including, without limitation, an Involuntary Transfer) made in violation of this Agreement.

(c)     A material breach by the Class B Member under this Agreement that is not cured within ten (10) days (for any monetary breach) or sixty (60) days (for any non-monetary breach that the Class B Member makes reasonable efforts to cure during such cure period) after receipt of written notice from the Class A Member of such breach.

(d)    A material breach by Management Co. under the Management Services Agreement that is not cured within the cure period provided in the Management Services Agreement.

(e)    Management Co. terminates the Management Agreement without cause under Section 10.2(b) of the Management Agreement and another company owned by the Class B Member that has operating capabilities has not been contracted prior to the end of the applicable transition period; provided however, that if Management Co. terminates the Management Agreement as a result of termination of the Theater Services Agreement, this shall not be a Class B Default.

(f)    A Class B Change in Control that is not approved by the Class A Member (which such approval may be withheld for any reason).

(g)    The Class B Member (or its direct or indirect parent), Management Co. or Management Parent winds up, liquidates or dissolves or commences any proceeding to take such action.

(h)    A petition under bankruptcy or other insolvency laws is filed against the Class B Member (or its direct or indirect parent), Management Co. or Management Parent or the Class B Member (or its direct or indirect parent), Management Co. or Management Parent makes an assignment for the benefit of its creditors.

Section 10.5    Class B Conversion.  In the event that (a) a Class B Default occurs, (b) a Company Mitchell Trigger Event or Cinemark Mitchell Trigger Event occurs or (c) the Class B Membership Units are Transferred to any Person other than a Permitted Transferee, then unless otherwise expressly waived in writing by the Class A Member in its sole discretion within five days after the Class A Member receives notice of a Class B Default, a Company Mitchell Trigger Event, a Cinemark Mitchell Trigger Event or Transfer of Class B Membership Interests, all outstanding Class B Membership Units shall automatically convert into the same number of Class C Membership Units without further action by the Class B Member.  Upon the conversion of the Class B Membership Units into Class C Membership Units, (i) all voting or consent rights of the Class B Member shall cease, (ii) the Class A Member shall have the right to elect the entire Board, (iii) the Class A Member (or Class A Managers, as applicable) shall have the right to make all decisions enumerated in Section 5.3, and (iv) the holder of the Class C Membership Units shall have such rights and obligations with respect to the Class C Membership Units as a Member as set forth in this Agreement.  For the avoidance of doubt, the Capital Account attributable to the Class B Membership Units converted to Class C Membership Units shall be the Capital Account of the Class C Member attributable to such Class C Membership Units.

Section 10.6    Sale of Class C Membership Units.

(a)    Class B or Class C Offer Election.  If the Class A Member has not delivered a Call Option Notice within nine (9) months after the occurrence of a Company Mitchell Trigger Event or a Cinemark Mitchell Trigger Event, the Class B Member or Class C Member, as applicable (the “CB Member”) will have the right for ninety (90) days after the expiration of such ninety (90) day period (the “Offer Election Period”) to offer to sell all Class B Membership Units, or Class C Membership Units, as applicable (the “CB Units”), to the Class A Member for the CB Purchase Price (a “CB Offer”).  The CB Offer shall be evidenced by a written notice (the “CB Offer Notice”) to be delivered to the Class A Member during the Offer Election Period and setting forth the CB Proposed Valuation and CB Purchase Price as determined by the CB Member.  The CB Offer Notice will constitute the CB Member’s offer to Transfer the CB Units to the Class A Member, which offer will be irrevocable for a period of 30 days (the “CB Notice Period”).

(b)    Purchase of CB Units.  The Class A Member may accept the CB Offer by delivering a written notice (a “CB Acceptance Notice”) to the CB Member stating that it accepts the CB Offer to sell the CB Units for the CB Purchase Price specified in the CB Offer Notice.

(i)    By delivering the CB Offer Notice, the CB Member will be deemed to represent and warrant to the Company and the Class A Member that: (1) the CB Member has full right, title and interest in and to the CB Units; (2) the CB Member has all necessary power and authority and has taken all necessary action to sell such CB Units as contemplated by this Section 10.6; and (3) the CB Units will be Transferred free and clear of any and all Liens other than restrictions on transfer arising under state or federal securities laws or under this Agreement.

(ii)    If the Class A Member delivers a CB Acceptance Notice on or before the expiration of the CB Notice Period, the CB Member and the Class A Member will take all actions as may be reasonably necessary to consummate any sale to the Class A Member contemplated by this Section 10.6, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate by the Company.

(iii)    The closing date for the purchase of the CB Units shall be specified by the Class A Member in the CB Acceptance Notice and shall be a date not more than thirty (30) days after the date of the CB Acceptance Notice.  At the closing of any sale to the Class A Member pursuant to this Section 10.6, the CB Member will deliver to the Class A Member an Assignment of the CB Units to be sold, accompanied by any other evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Class A Member by wire transfer of immediately available funds into an account specified by the CB Member (or such other method of payment as may be agreed upon by the CB Member).

Section 10.7    Sale of the Company.

(a)    Sale Election.  If (i) the Class A Member has not delivered a Call Option Notice within nine (9) months after the occurrence of a Company Mitchell Trigger Event or a Cinemark Mitchell Trigger Event, (ii) the CB Member has delivered a CB Offer Notice during the CB Notice Period and (iii) the Class A Member has not accepted the CB Offer pursuant to Section 10.6, then the CB Member will have the right (the “Sale Right”) during the six (6) month period following the expiration of the CB Notice Period (the “Sale Election Period”) to elect to cause the Company to solicit offers from prospective third party purchasers to buy the Company (each, a “Purchase Offer”).  If the CB Member elects to exercise the Sale Right, the CB Member will notify the Class A Member, in writing of any such election (a “Sale Election Notice”).  Upon receipt of a Sale Election Notice from the CB Member, the Class A Member will proceed to cause the Board to commence the process to solicit a Purchase Offer pursuant to Section 10.7(b) (the “Sale Process”).

(b)    Sale Process.  Within 10 days after receipt of a Sale Election Notice to commence a Sale Process, the CB Member and the Class A Member shall jointly retain (or cause the Company to retain) either Peter J. Solomon Company or Barclays Bank as the investment banker to conduct the Sale Process.  If the CB Member and the Class A Member are unable to agree on which of the two investment banks to retain, the investment bank offering the most favorable economic terms to the Company shall be selected.  The CB Member and the Class A Member shall cause the Board to prepare an information package on the Company that includes (i) a form purchase agreement reasonably approved by the Board (to be executed by any such prospective third party purchaser), and (ii) the other material terms and conditions on which the Class A Member and the CB Member are prepared to sell the Company.

(c)    Purchase Offer.  Unless otherwise mutually agreed by the Class A Member and the CB Member, any Purchase Offer must be a Qualified Purchase Offer.  If the Company obtains a Qualified Purchase Offer within six (6) months after delivery of a Sale Election Notice to commence a Sale Process, and the CB Member determines that the Company should accept such Qualified Purchase Offer, the CB Member will provide written notice (a “Company Sale Notice”) to the Class A Member of its desire to accept such Qualified Purchase Offer.  Upon receipt of the Company Sale Notice, the Board shall consummate a sale of the entire Company on the terms and subject to the conditions set forth in the applicable Qualified Purchase Offer.

ARTICLE XI
CONFLICTS, EXCULPATION, INDEMNIFICATION

Section 11.1    Conflicts.  The Company and the Class B Member acknowledge and agree that except as otherwise expressly provided herein, nothing herein shall be deemed to restrict Affiliates of the Class A Member from owning, acquiring and operating entertainment facilities similar to the Facilities, including entertainment facilities with movie theaters, bowling, games, rides, restaurants, and bars and in no event shall the Company or the Class B Member be deemed to have any interest in any entertainment facility owned, acquired, or operated by Affiliates of the Class A Member.  The Company and the Class A Member acknowledge and agree that except as otherwise expressly provided herein, nothing herein shall be deemed to restrict the Affiliates of the Class B Member from owning, acquiring and operating any entertainment facilities that do not contain a movie theater.  For a period of 10 years from the Effective Date, except for facilities in existence as of the Effective Date, (i) neither the Class A Member nor the Class B Member nor their respective Affiliates shall own, acquire or operate entertainment facilities similar to the Facilities within a radius of eight (8) miles from any Facility developed and owned by the Company, (ii) neither the Class A member nor any of its Affiliates shall own, acquire or operate a movie theatre within three (3) miles from any Facility owned by the Company or (iii) neither the Class B Member or its Affiliates shall own, acquire or operate a family entertainment center incorporating bowling, games, restaurant, bar and rides within eight (8) miles from any Facility owned by the Company.

Section 11.2    Limitation of Liability; Exculpation.

(a)    The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

(b)    No Member, Manager or Officer of the Company shall be liable to the Company or to any Member for any action (or omission to act) taken with respect to the Company so long as such Member, Manager or Officer:  (i) acted in good faith and in a manner such Person reasonably believed to be in the best interests of the Company; (ii) was neither grossly negligent nor engaged in fraud or willful malfeasance; (iii) did not breach this Agreement in any material respect; and (iv) did not knowingly violate any material law.  A Member, Manager or an Officer shall be fully protected and justified with respect to any action or omission taken or suffered by such Person in good faith if such action or omission was taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law, of legal counsel or, as to matters of accounting, of accountants selected with reasonable care so long as such Member, Manager or Officer:  (i) acted in good faith and in a manner such Person reasonably believed to be in the best interests of the Company; (ii) was neither grossly negligent nor engaged in fraud or willful malfeasance; (iii) did not breach this Agreement in any material respect; and (iv) did not knowingly violate any material law.  A failure to observe any formalities or requirements of this Agreement, the Certificate or the Business Code shall not be grounds for imposing personal liability on any Members, Manager or Officer for liabilities of the Company.

Section 11.3    Indemnification.

(a)    The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member, Manager, Affiliate of a Member or Officer or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer or agent of another limited liability company, corporation, partnership, joint venture, trust or other entity or enterprise (each, an “Indemnitee”), against any loss, damage, liability or expense (including attorneys’ fees, costs of investigation and amount paid in settlement) incurred by or imposed upon the Indemnitee in connection with any action, suit or proceeding, unless it shall have been finally adjudicated that the Indemnitee:  (i) did not act in good faith and in a manner that such Indemnitee reasonably believed to be in the best interest of the Company; (ii) was either grossly negligent or engaged in willful malfeasance; (iii) breached this Agreement in any material respect; or (iv) knowingly violated any material law.  Notwithstanding the foregoing, no indemnification shall be payable hereunder to any Indemnitee in respect of any action in which such Indemnitee is a plaintiff, other than an action for indemnification under this Section 11.3.  The Board shall have the discretion to extend the protection of this Section 11.3 to employees of the Company or of any Subsidiary who are not officers.

(b)    The Company shall pay the expenses incurred by an Indemnitee in defending any action, suit or proceeding, or in opposing any claim arising in connection with any potential or threatened action, suit or proceeding, in each case for which indemnification may be sought pursuant to this ARTICLE XI, in advance of the final disposition thereof, upon receipt of a written undertaking by such Indemnitee to repay such payment if it shall be determined by a court of final jurisdiction that such Indemnitee is not entitled to indemnification therefor as provided herein.

(c)    The rights to indemnification and advancement of expenses conferred in this ARTICLE XI shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any law, statute, rule, regulation, charter document, bylaw, contract or agreement and shall inure to the benefit of the executors, administrators, personal representatives, successors and permitted assigns of each such Indemnitee.

(d)    Recourse by an Indemnitee for indemnity under this ARTICLE XI shall be only against the Company as an entity, and no Member shall by reason of being a Member be liable for the Company’s obligations under this ARTICLE XI.

(e)    The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, Affiliate of a Member or Manager, officer, agent or employee of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another Person, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this ARTICLE XI.

(f)    Rights and benefits conferred on an Indemnitee under this ARTICLE XI shall be considered a contract right and shall not be retroactively abrogated or restricted without the written consent of the Indemnitee affected by the proposed abrogation or restriction.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1    Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including a telecopy or similar writing) and shall be given to such party at its address, electronic mail address or telecopy number set forth on Exhibit A hereto or such other address, electronic mail address or telecopy number as such party may hereafter specify, in writing, for such purpose by notice to the Board (if such party is a Manager) or to all the Members (if such party is a Member).  Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified pursuant to this Section 12.1; (ii) if given by electronic mail, when such electronic mail is transmitted to the electronic mail address specified pursuant to this Section 12.1; or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 12.1.

Section 12.2    Amendment.  This Agreement may not be altered, amended or repealed without the approval of (i) the Class A Member and (ii) the holders of a majority of the combined Class B Membership Units and Class C Membership Units voting together as a single class.  Upon any change in the Membership Units of the Members resulting from (i) the assignment or transfer of any Membership Units or (ii) the issuance of any new Membership Units, the Board shall be authorized to and shall amend Exhibit A to reflect any change in the Membership Units of any Member.  Notwithstanding any provision of this Agreement to the contrary, without the approval of each affected Member, no amendment to this Agreement shall be adopted that would (a) increase the liability of a Member beyond the liability of such Member expressly set forth in this Agreement or otherwise adversely modify or affect the limited liability of such Member, (b) disproportionately decrease the interest in the Company of any Member (other than as a result of the issuance of additional Membership Units or as otherwise provided in this Agreement), (c) adversely change the method of distributions or allocations made under ARTICLE VII hereof to any Member, or (d) reduce the Capital Account of any Member other than as contemplated in this Agreement.

Section 12.3    Jurisdiction; Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the Managers and each Member hereby agree that any claim, action or proceeding by any Member seeking any relief whatsoever against any Indemnified Party based on, arising out of or in connection with this Agreement or the Company’s affairs shall be brought only in State or Federal courts located in Dallas or Collin County, Texas, and not in any other State or Federal court in the United States of America or any court in any other country.  The Managers and each Member acknowledge that, in the event of any breach of this provision, such Indemnified Parties have no adequate remedy at law and shall be entitled to injunctive relief to enforce the terms of this Agreement.  EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.4    Headings.  The headings used in this Agreement are for convenience only and do not constitute matter to be construed in the interpretation of this Agreement.

Section 12.5    Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Business Code.  If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Business Code or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement.  In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 12.6    Successors; Counterparts.  This Agreement (i) shall be binding as to the executors, administrators, estates, heirs and legal successors of the Members and (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.  Signatures to this Agreement which are distributed to the Members via facsimile or other electronic means (including .pdf) shall have the same effect as if distributed in original form to all Members.

Section 12.7    Entire Agreement.  This Agreement, including all exhibits and schedules hereto, constitutes the entire agreement of the Members hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous oral and written understandings or agreements.  All exhibits and schedules that are annexed or attached to this Agreement are expressly made a part of this Agreement as fully as though completely set forth herein and all references to this Agreement herein or in any of such exhibits and schedules shall be deemed to refer to, and include, all such exhibits and schedules.

Section 12.8    No Waiver.  No course of dealing between the Company and any Members, and no delay by the Company in exercising any right, power or remedy shall operate as a waiver or otherwise prejudice the exercise by the Company of that right, power or remedy against that or any other Member.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has hereto set their hand as of the day and year first above written.

CLASS A MEMBER:
CNMK Texas Properties, LLC

By:	/s/ Michael Cavalier
Name:	Michael Cavalier
Title:	EVP – General Counsel

CLASS B MEMBER:
AWSR INVESTMENTS, LLC

By:	/s/ Gary Witherspoon
Name:	Gary Witherspoon
Title:	President

Signature Page to

Limited Liability Company Agreement of FE Concepts, LLC

IN WITNESS WHEREOF, the undersigned have hereto set their hand as of the day and year first above written

MANAGERS

/s/ W. Mark Moore
W. MARK MOORE

/s/ Lee Roy Mitchell
LEE ROY MITCHELL

/s/ Mark Zoradi
MARK ZORADI

/s/ Sean Gamble
SEAN GAMBLE

Signature Page to

Limited Liability Company Agreement of FE Concepts, LLC

EXHIBIT A

MEMBERS

MEMBERSHIP INTEREST
CLASS A MEMBER
CNMK Texas Properties, LLC	50%
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Attn: Michael Cavalier, General Counsel
E-mail: MCavalier@cinemark.com

CLASS B MEMBER
AWSR Investments, LLC	50%
12400 Coit Road, Suite 800
Dallas, Texas 75251
Attn: Gary Witherspoon
E-mail: gw@cbcap.com

Dated:  April 20, 2018

A-1

EXHIBIT B

INITIAL APPOINTMENTS

Board
Class B Manager; Board Chair:	Lee Roy Mitchell
Class A Manager; Vice Chair:	Mark Zoradi
Class A Manager:	Sean Gamble
Class B Manager:	Mark Moore

B-1

EXHIBIT C

FORM OF MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is dated and made effective as of April 20, 2018 (the “Effective Date”), by and between FE Concepts, LLC, a Texas limited liability company (the “Company”) and Cinema Operations, L.L.C., a Texas limited liability company (together with any of its subsidiaries from time to time providing Services hereunder, the “Manager”).  The Manager and the Company are sometimes referred to in this Agreement, collectively, as the “Parties” and each individually as a “Party.” Defined terms used in this Agreement but not otherwise defined herein have the meanings ascribed to them on Schedule I hereto.

RECITALS

A.    The Manager is an affiliate of AWSR Investments, LLC, a Texas limited liability company (“CB Entity”).

B.    Cinemark USA, Inc., a Texas corporation (“Cinemark”) is an affiliate of CNMK Texas Properties, LLC, a Texas limited liability company (“CNK Entity”).

C.    CNK Entity and CB Entity are parties to that certain Limited Liability Company Agreement, dated as of April 20, 2018 (the “LLC Agreement”), pursuant to which CB Entity and CNK Entity have formed the Company to own and operate a certain family entertainment facility or facilities branded Strike + Reel incorporating games, rides, bowling, restaurants, bars and motion picture theater auditoriums (the “Facilities”).

D.    The Manager has or will use commercially reasonable efforts to obtain the qualified, experienced and necessary personnel to manage each Facility and the Manager also has or will use commercially reasonable efforts to obtain the qualified personnel necessary to provide accounting and administrative services in connection with the operation of a Facility.

E.    The LLC Agreement provides in part that the Company shall engage the Manager to provide the Services pursuant to this Agreement.

F.    The Company desires to retain the Manager as the exclusive provider of the Services with respect to any Facility and the Manager is willing to provide such services, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
CONSTRUCTION AND DEVELOPMENT SERVICES

1.1    Provision of Construction and Development Services.  Subject to Article III below, the Company hereby engages the Manager to provide the construction and development services described in Schedule II hereto (collectively, the “Development Services”) in connection with the acquisition, construction and development of a Facility.  Subject to Article III below, the

Manager is hereby vested with full authority to take all such actions, do all such things and execute and enter into on behalf of the Company all such contracts, agreements, leases, licenses, instruments, commitments, undertakings and understandings (collectively, “Contracts”) relating to such activities listed on Schedule II except as specified in Section 3.1.

1.2    Standards for Provision of Development Services.

(a)    The Manager shall devote such time and personnel as the Manager deems appropriate to provide the Development Services. The Manager shall not be required to spend its full time and attention to provide the Development Services.

(b)    The Company will provide such cooperation as is needed from time to time in connection with the provision of the Development Services hereunder.  In connection with the provision of the Development Services hereunder, the Manager shall obtain and maintain at the Company’s expense, for itself or on behalf of the Company, as the case may be, all licenses, permits and authorizations from any Governmental Authorities which are necessary for the construction and development of a Facility.  The Company shall cooperate with the Manager in obtaining all consents, authorizations, approvals, permits and licenses necessary for the construction and development of a Facility.  The Manager shall use commercially reasonable efforts to be at all times qualified and licensed to do business and be in good standing in all jurisdictions where such qualification or license is required to enable the Manager to provide the Development Services as contemplated by the terms of this Agreement.

(c)    The Manager shall conduct all activities and duties hereunder in good faith and shall use its commercially reasonable efforts to obtain terms for the supply of goods and services to a Facility and the Business comparable with the terms that the Manager and its subsidiaries and Affiliates are able to obtain for the Manager Related Facilities, provided, however, that the Manager is not required to purchase such goods and services on the same terms as Manager purchases similar goods and services for Manager Related Facilities.  In connection with the construction and development of a Facility, the Manager may purchase necessary goods, supplies and services from or through the Manager or any of its Affiliates so long as such prices are comparable with the prices and terms of goods, supplies and services of like quality available from non‑affiliated third parties in an arm’s length transaction.

1.3    Theater Services. The Manager acknowledges that the Company has entered into the Theater Services Agreement with Cinemark pursuant to which Cinemark shall provide the Theater Services, which includes certain expertise regarding the construction and design of the motion picture theater auditoriums and the selection of certain technologies related thereto (the “Theater Construction Expertise”).  The Theater Construction Expertise shall be provided exclusively by Cinemark and shall not be construed to constitute Development Services provided by the Manager.  The Manager shall coordinate the provision of Development Services under this Agreement with the provision of the Theater Construction Expertise by Cinemark, including the implementation of any recommendations or plans resulting therefrom.

Article II
MANAGEMENT SERVICES

2.1    Provision of Management Services.  Subject to Article III below, the Company hereby engages the Manager to manage a Facility and the business conducted at a Facility (the “Business”) and to provide the Management Services in accordance with this Agreement, and the

Manager hereby agrees to manage a Facility and the Business and to provide the Management Services in accordance with this Agreement.  Subject to Article III below, the Manager is hereby vested with full authority and responsibility for the day‑to‑day management of a Facility and the Business and is empowered to take all such actions, do all such things and execute and enter into all such Contracts in this regard, on behalf of and in the name of the Company, as the Manager may, in its reasonable discretion, deem necessary or desirable for such purpose; subject to the provisions of Article III.  For the avoidance of doubt, it is agreed that the Manager shall have the responsibility and authority to make any and all decisions with respect to the day‑to‑day, ordinary course of business operations of a Facility and the Business, subject to the provisions of Article III.

2.2    Standards for Provision of Management Services; Cooperation.

(a)    The Manager shall devote such time and personnel as the Manager deems appropriate to provide the Management Services that are comparable to those employed by the Manager in connection with the operation of the Manager Related Facilities. The Manager shall not be required to spend its full time and attention to provide the Management Services.

(b)    The Company will provide such cooperation as is needed from time to time in connection with the provision of the Management Services hereunder.  In connection with the provision of the Management Services hereunder, the Manager shall use commercially reasonable efforts to obtain and maintain at the Company’s expense, for itself or on behalf of the Company, as the case may be, all licenses, permits and authorizations from any Governmental Authorities which are necessary for the operation of the Business in the manner contemplated by this Agreement, including, but not limited to, licenses to serve food and alcoholic beverages.  The Company shall cooperate with the Manager in obtaining all consents, authorizations, approvals, permits and licenses necessary to operate the Business.  The Manager shall use commercially reasonable efforts to be qualified and licensed to do business and be in good standing in all jurisdictions where such qualification or license is required to provide Management Services as contemplated by the terms of this Agreement.

(c)    The Manager shall conduct all activities and duties hereunder in good faith and shall use commercially reasonable efforts to obtain terms for the supply of goods and services to and by the Facilities and the Business comparable with the terms that the Manager and its subsidiaries and Affiliates are able to obtain for the Manager Related Facilities.  In the management of the Facilities, the Manager may purchase necessary goods, supplies and services from or through the Manager or any of its Affiliates so long as such prices are comparable with the prices and terms of goods, supplies and services of like quality available from non‑affiliated third parties in an arm’s length transaction.

(d)    As part of the Management Services, the Manager shall provide “point of sale” systems necessary to effectuate the retail transactions incident to the Business for the Facilities that are the same as the point of sale software systems used by the Manager in the operations of the Manager Related Facilities.

(e)    The Manager shall use commercially reasonable efforts to obtain all software, permits, licenses, sublicenses, authorizations, intellectual property and other intangibles and rights necessary to operate the Facilities and perform under this Agreement, including any third party software, applications and/or licenses.  The Manager shall use commercially reasonable efforts to obtain any necessary consents and/or provide documentation to evidence the foregoing upon the Company’s request.

2.3    Compliance with Leases.  In providing the Management Services, to the extent a Facility is subject to a Lease (as defined below), the Manager shall use commercially reasonable efforts to comply in all material respects with, and not violate in any material respect, the terms of any real property lease associated with the Facilities (each such lease, a “Lease” and collectively, the “Leases”).

2.4    Compliance with Laws.  The Manager shall use commercially reasonable efforts to cause the Facilities to comply in all material respects with any Law affecting the Facilities and issued by any Governmental Authority having jurisdiction thereof.  Further, the Manager shall not unreasonably refuse or delay compliance with any specific instructions that are given by the Company and that are reasonably necessary to cause the Facilities to comply with such Laws.  The Company shall cooperate with the Manager in complying with such Laws, including paying all costs of such compliance.

2.5    Theater Services.  The Manager acknowledges that the Company has entered into the Theater Services Agreement with Cinemark pursuant to which Cinemark shall provide the Theater Services.  The Theater Services shall be provided exclusively by Cinemark and shall not be construed to constitute Management Services provided by the Manager.  The Manager shall consult with Cinemark to receive Cinemark’s recommendations with respect to the Theater Services to be provided by Cinemark under the Theater Services Agreement.  The Manager shall coordinate providing its Services under this Agreement with the Theater Services to be provided by Cinemark under the Theater Services Agreement.  The Manager shall cause the Company to pay all fees and expenses payable to Cinemark under the Theater Services Agreement.

2.6    Internet Websites.  The Manager will create, or cause to be created, an Internet website for the Company listing each Facility on such website and providing on such website the ability for customers to purchase Facility admissions, prepaid cards and movie tickets for each Facility.

Article III
LIMITATIONS ON MANAGER AUTHORITY

3.1    Actions Requiring Prior Written Consent of the Company.  Notwithstanding anything to the contrary contained in this Agreement, the Manager shall not, unless specifically authorized by the Company in writing, take any of the following actions with respect to any of the Company or any of its assets or properties, including the Facilities:

(a)    incur or commit to incur on behalf of the Company any capital expenditure (or series of related capital expenditures) that are, in the aggregate, more than five percent (5%) over amounts included in an Approved Budget; provided, however, that nothing in this Agreement shall be construed to prohibit or prevent the Manager from making emergency repairs necessary to prevent (i) damage to or destruction of the assets, properties or premises of the Facilities or (ii) protect the safety of the Facilities employees, customers or other invitees;

(b)    subject to Section 6.3, incur or commit to incur on behalf of the Company any expenditure(s) that would result in the aggregate of expenditures in all accounting categories, (other than Excluded Expenditures), exceeding an Approved Budget by more than five percent (5%) for each Facility for such entire Fiscal Year.  Notwithstanding the preceding sentence, prior written consent will not be required if an expenditure for the Business exceeds the amount set forth in the Approved Budget during an interim reporting period if the Manager reasonably determines that such expenditure will not result in the aggregate of expenditures in all accounting categories for the Business exceeding those set forth in an Approved Budget for such entire Fiscal Year by more than five percent (5%) in the aggregate for a Facility;

(c)    enter into on behalf of the Company any transaction or Contract that is neither contemplated by this Agreement nor reasonably related to the Services being provided hereunder;

(d)    enter into on behalf of the Company any Contract in excess of $50,000 per annum that cannot be terminated by the Company without premium or penalty on less than thirty (30) days prior written notice;

(e)    incur, guarantee, grant any security interest in respect of, or otherwise become liable for, any indebtedness for borrowed money, letters of credit, notes, bonds, mortgages or similar Contracts or lease obligations that are required to be treated as capitalized leases in accordance with generally accepted accounting principles in the United States (“GAAP”);

(f)    agree to subject the assets of the Company to any other lien or encumbrance, other than Permitted Liens; or

(g)    change any policy regarding the prices charged for tickets for any of the motion pictures exhibited in a Facility without the prior approval of the Board.

In the event that the authorization of the Company is required under this Section 3.1 in respect of any action to be taken or not to be taken hereunder or any amount to be incurred or not to be incurred hereunder, the Manager shall request such authorization in writing as provided in Section 12.5.

3.2    Company Approval. For the purpose of this Agreement, any consent or approval required or permitted to be given by the Company shall require the approval of the Board (including at least one Board member not affiliated with the Manager) or, the approval of an executive officer of the Company not affiliated with the Manager to the extent that specific authority to grant such consent or approval has been expressly delegated to such officer by the Board, subject to any additional approval required by the Members in accordance with the LLC Agreement.  Any notice by the Manager to the Company shall be given in accordance with Section 12.5.

Article IV
STAFFING SERVICES

4.1    Provision of Staffing Services.  The Company hereby engages the Manager to provide the Staffing Services at a Facility in accordance with the terms of this Agreement, and the Manager hereby agrees to provide the Staffing Services at a Facility in accordance with the terms of this Agreement.

4.2    Standards for the Provision of Staffing Services; Cooperation.  The Manager shall devote such time and personnel as the Manager deems appropriate to provide the Staffing Services. The Manager shall not be required to spend its full time and attention to provide the Staffing Services.  Nothing in this Agreement shall prevent or restrict the Manager from terminating the employment or engagement of any of its employees, agency workers, consultants, contractors or other workers at any time or from taking any other actions with respect to its employees, agency workers, consultants, contractors or other workers, in its sole and absolute discretion.

4.3    Manager as Employer.

(a)    The Parties hereto agree that the Manager will use commercially reasonable efforts to recruit, employ, train and supervise any and all employees necessary to enable the Manager to provide the Services hereunder, that such employees will at all times be employees of the Manager, a Manager Subsidiary or Manager Affiliate, and that the Manager will be responsible for (i) making all determinations related to such employees, including determinations with respect to wages, salaries, fringe benefits and other compensation, employment duration, the assignment of duties and the negotiation and settlement of labor disputes, (ii) making all payments in connection with the compensation of such employees, collecting and remitting any and all payroll taxes or other withholdings in connection therewith and filing any and all tax returns as are required with respect to such taxes, and (iii) procuring and maintaining adequate workers’ compensation insurance as may be required by Law (it being understood that all expenses (including expenses relating to any of the foregoing) associated with the employment of Facility‑level employees shall be Company Expenses).

(b)    In staffing each Facility, the Manager will use its commercially reasonable efforts to employ persons in such numbers and of such skill levels as are comparable in number and skill level to the persons the Manager employs in connection with the operation of the Manager Related Facilities.

(c)    The Manager acknowledges and agrees that, in any and all matters related to a Facility and the Business, it shall comply in all material respects with the Fair Labor Standards Act, the Occupational Safety and Health Act and any other law, rule or regulation relating to employment or human health and safety in connection with the Staffing Services.  The Company acknowledges that employees at a Facility may be employed by a subsidiary or Affiliate of Manager.

(d)    The Parties hereto agree that the Company shall have no liability to any of the employees hired by the Manager, except for reimbursing the Manager for Company Expenses and otherwise as specifically set forth in this Agreement.

Article V
FINANCIAL INFORMATION, ACCESS AND CONSULTATION

5.1    Maintenance of Books and Records.  The Manager shall keep full and materially accurate books of account and such other records in accordance with generally accepted accounting principles reflecting the Company operations of a Facility showing all revenue and expenses of the Company from a Facility during the term of this Agreement.  The Manager’s books and records for the Company will correspond with the Manager’s fiscal year.  Such Company records and accounts shall be prepared and maintained for each Facility in accordance with good business practices and in accordance with the method the Manager prepares such records and accounts for the Manager Related Facilities, and shall be sufficiently detailed to enable the statements of operations, balance sheets and statements of cash flows for the Company to be prepared from time to time for each Facility.  For the avoidance of doubt, this Section 5.1 shall not require the Manager to provide any books and records of any Person other than the Company, including, but not limited to, any books and records of any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.2    Monthly and Quarterly Financial Reporting.  The Manager shall within thirty (30) days after the end of each Fiscal Month ending after the Effective Date furnish to the Company a monthly Facility profit and loss statement of the Company in the form attached as Exhibit A (which monthly Facility profit and loss statement shall also be provided in a spreadsheet format), a trial balance reflecting all ledger account balances for the Company for each Facility, and a summary of all pro-rata Company costs and expenses allocated to a Facility by Manager for such period.  Within forty-five (45) days after the end of each Fiscal Quarter ending after the Effective Date, unless such Fiscal Quarter ends on the last day of a Fiscal Year, in which case within sixty (60) days after the end of such Fiscal Quarter, furnish to the Company a consolidated unaudited balance sheet, income statement, statement of comprehensive income, statement of Member’s equity and statement of cash flows for the Company, in each case in accordance with U.S. GAAP, which, for the avoidance of doubt, shall not require any footnotes.  For the avoidance of doubt, this Section 5.2 shall not require the Manager to provide any financial records of any Person other than the Company, including, but not limited to, any financial records of any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.3    Inspection Rights.  The representatives of the Company shall be entitled at all reasonable times and with reasonable prior notice to the Manager to inspect and obtain copies of all documents, records and accounts of the Company under the control of the Manager relating to a Facility and/or the Business and to discuss the financial statements and performance of a Facility with appropriate personnel of the Manager.  The frequency, manner and duration of such inspections and discussions shall be conducted at times and dates mutually agreed by the Manager and the Company and without undue hindrance to the proper conduct of the operations of the Business or the activities of the Manager and its employees, agents and independent contractors.  Any expenses incurred by the Parties in connection with any such inspections shall be the sole cost and expense of the Company.  For the avoidance of doubt, this Section 5.3 shall only provide the Company with the right to inspect any documents, records and accounts of the Company, and not any other Person, including, but not limited to, any documents, records and accounts of any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.4    Year‑End Financials.  The Manager shall cause the Company’s accountants to prepare unaudited full year end financial statements of the Company for any such Fiscal Year (i.e., balance sheets, statements of income, statements of comprehensive income, statements of cash flows and statements of changes in Member’s equity), which, for the avoidance of doubt, shall not require any footnotes, for presentation to the Company within sixty (60) days after the end of each Fiscal Year.  The Company will also provide full year end audited financial statements (with related footnotes) of the Company within 180 days after the end of each Fiscal Year.  In connection with the preparation of any such Company financial statement or any related audit or review thereof, the Manager shall make the Company books and records of a Facility available for such purposes in a timely manner.  Any such financial statement preparation, audit or review shall be at the sole cost and expense of the Company.  The costs and expenses associated with the full year end audited financial statements shall be billed directly to the Company.  For the avoidance of doubt, this Section 5.4 shall only require the preparation of unaudited and audited financial statements for the Company, and not for any other Person, including, but not limited to any Company Affiliates, Company Subsidiaries, Manager Affiliates, or Manager Subsidiaries.

5.5    Notice of Claims, Proceedings and Material Damage.  The Manager shall notify the Company in writing in a prompt and timely manner of receipt by the Manager of any written threat of, or, upon becoming aware thereof, the actual commencement or resolution of, any claims or Proceedings of the Company involving a Facility, or of any material damage, or material repair needs, of a Facility that the Company would be liable for.

Article VI
BUDGETS

6.1    Draft Annual Budgets.  Prior to the Effective Date, the Manager and the Company shall agree upon an initial Annual Budget for the remainder of the Fiscal Year following the Effective Date in the form attached hereto as Exhibit B. With respect to each Fiscal Year thereafter during the term of this Agreement, the Manager shall prepare and provide to the Company, no later than the fifteenth (15th) day of December, a proposed draft budget for such Fiscal Year relating to each Facility in the form attached hereto as Exhibit B.  The Manager shall consult with Cinemark when preparing the draft budget for line items relating to the motion picture theater auditoriums, including film rentals, in-theatre advertising and projector repair and maintenance.

6.2    Approved Annual Budgets.  The Company shall consider and comment upon the proposed draft budget prepared by the Manager with respect to each Facility pursuant to Section 6.1, and the Manager shall from time to time amend and revise such draft budget in accordance with any reasonable written requests of the Company mutually agreed to by the Company and the Manager (each such budget including the initial Annual Budget referred to in Section 6.1, as so amended from time to time, an “Approved Budget”).  If the Manager submits a proposed Annual Budget or an amendment to the Annual Budget for the Company’s approval, and the Company does not request any changes or make any comments with respect to such Annual Budget, within thirty (30) days of submission, then such proposed Annual Budget shall be deemed the Approved Budget.  Until such time as the proposed budget is approved by the Company, the last Approved Budget shall be the Approved Budget for such year except that (i) any portion of the proposed budget which is specifically approved or not in dispute shall be deemed approved and effective and (ii) during any interim period the Manager may reasonably exceed the Approved Budget for the prior Fiscal Year for (a) taxes, utility charges and other items not within the Manager’s reasonable control and (b) increases in contract services,  personnel and other costs to the extent required to maintain the same level of services for the attendance volumes anticipated at a Facility provided during the previous Fiscal Year if the costs of such items has increased above the Approved Budget for the prior Fiscal Year.  In the event the Parties are unable to agree on an Approved Budget for a particular Fiscal Year within ninety (90) days of the beginning of such Fiscal Year, Manager shall operate a Facility related to the disputed portion of the proposal based upon the last approved Annual Budget.

6.3    Operation in Accordance with Approved Budgets.  The Parties acknowledge and agree that Facility operating results (e.g., Facility attendance, revenues, operating expense, net income and cash flows) are subject to significant variance within any budgeted Fiscal Year and that no draft budget or Approved Budget can be expected to accurately predict such variances.  Consequently, the Parties understand that actual interim operating results may vary from the Approved Budget.  The Manager shall have the authority to make those expenditures that have been approved in the Approved Budget and which do not exceed the Approved Budget by more than five percent (5%) in the aggregate with respect to any Facility; provided that, notwithstanding the foregoing, the Manager may reasonably exceed the Approved Budget and make additional expenditures as Company Expenses for (a) taxes, utility charges and other items not within the Manager’s reasonable control, and (b) increases in contract services,  personnel and other costs, including but not limited to film rentals, food and beverage costs, game and retail, and salaries and wages (the expenses listed in (a) and (b), the “Excluded Expenditures”), to the extent required to maintain the same level of services for the attendance volumes anticipated at a Facility, if the costs of such items have increased above the Approved Budget.  If a condition of an emergency nature should exist which precludes consultation with and approval by the Company and requires that immediate repairs be made for the preservation and protection of the Facility or to protect the safety of the Facility employees, customers or other invitees, however, the Manager shall be authorized to take all actions and to make the necessary expenditure to repair and correct such condition, regardless of whether any provision has been made in the Approved Budget for such expenditure.  Cash Expenditures made by the Manager in connection with any such emergency expenditure shall be paid as a Company Expense.  Notwithstanding the foregoing, the Manager shall use commercially reasonable efforts to minimize expenditures not in the Approved Budget regardless of the Company’s pre‑approval of such expenditure.  The Manager shall use commercially reasonable efforts to ensure that the actual costs of maintaining and operating a Facility shall not exceed the Approved Budget by more than five percent (5%) with respect to any Facility.  All expenses shall be charged to the proper account in accordance with the Approved Budget.  Expenses may be reasonably classified or reclassified in excess of the annual budgeted amount for an accounting category, provided that the Manager shall use commercially reasonable efforts to ensure the aggregate of expenditures in all accounting categories (other than Excluded Categories) does not exceed the Approved Budget by more than five percent (5%).  If the Manager determines that any interim variances are reflective of expected operating results for the remainder of the Fiscal Year and that such variances may result in the Approved Budget for a Facility for such entire Fiscal Year exceeding those set forth in an Approved Budget for such Facility by more than five percent (5%) for such entire Fiscal Year (other than Excluded Expenditures), including any contingency with respect thereto provided for in the Approved Budget for the entire Fiscal Year, then the Manager may notify the Company and request that the Approved Budget for the Fiscal Year be amended in accordance with Section 6.2.  Notwithstanding anything to the contrary in this Agreement, the Company’s sole remedy for any breach by the Manager of this Article VI shall be termination of the Agreement in accordance with Section 10.2.

Article VII
MANAGEMENT COMPENSATION AND PAYMENT OF COSTS AND EXPENSES

7.1    Management Compensation.  The Company shall pay to the Manager the compensation set forth on Exhibit E as follows:

(a)      Payments under Tier 1 shall be paid within thirty (30) days of the opening of a new Facility.

(b)    Payments under Tier 2, if any, shall be paid annually within fifteen (15) days after delivery by the Manager to the Company of the unaudited full year end financial statements.

(c)    Payments under Tier 3 shall be paid upon the occurrence of a Trigger Event concurrently with payment to the CB Entity for such Trigger Event.  For purposes of payments under Tier 3, “Trigger Event” shall mean (i) a Company Sale Transaction (as such term is defined in the LLC Agreement), or (ii) a transfer under a Call Option Notice, a CB Offer Notice, or a Sale Election Notice (as each such term is defined in the LLC Agreement).

7.2    Company Expenses.  The Company shall be responsible for the payment of all costs and expenses incurred in connection with the construction, development and operation of a Facility or the operation of the Business, whether such costs or expenses are incurred directly by the Company or incurred by the Manager or its Affiliates in connection with the provision of the Services hereunder, including, without limitation, (a) the Facility’s pro‑rata shares of any Facility‑level costs and expenses incurred on behalf of a Facility as part of any arrangements entered into by the Manager on behalf of a Facility and Manager Related Facilities, (b) Cash Expenditures and (c) all expenses and liabilities relating to workers compensation insurance and workers compensation claims by Facility‑level employees (all such costs and expenses for which the Company are so responsible being referred to, collectively, as the “Company Expenses”).  The Manager shall have the right to utilize its corporate employees and assets in connection with the operation of a Facility as required under this Agreement.  When doing so, the Manager shall be reimbursed for all non-Facility level costs and expenses incurred by the Manager or its Affiliates allocable to work done for the Company, as set forth on Exhibit F (“Manager Overhead Costs”), including the salaries, benefits, bonuses and other compensation of home‑office personnel who render Services and all office and overhead expenses that are incurred other than at the Facility‑level.  Without limiting the generality of the foregoing, Company Expenses shall include, without limitation, (i) Cash Expenditures and all of the costs and expenses of the type described on Schedule IV hereto, (ii) any costs and expenses in connection with any third party consents, permits or licenses relating to any Facility that are related to the Services, and (iii) any capital expenditures with respect to a Facility but only to the extent any such costs have been approved in advance and in writing by the Board.  To the extent that the Manager corporate employees are required to, or requested to by the Company, to perform services beyond those contemplated herein (i.e., assisting with tax audits, managing litigation, etc.), then the Company and the Manager shall meet and consult in good faith to determine a fair and reasonable expense allocation for such services which will be fully reimbursable as Company Expenses.  Amounts due to the Manager under this Section 7.2 shall be paid within thirty (30) days of receipt by the Company of an invoice for such amounts.

7.3    Company Account; Payment of Company Expenses; Quarterly Statements.

(a)    All monies advanced by the Company to fund Company Expenses and all cash from operations of each Facility shall be deposited in separate bank accounts of the Company (the “Company Account”) over which the Manager, as agent for the Company, shall have joint access and control with the Company.  The Manager is hereby authorized to pay from the Company Account, on behalf of the Company, all Company Expenses and to use funds in the Company Account to reimburse the Manager for any Company Expenses previously paid by the Manager.  Checks or other documents of withdrawal drawn upon the Company Account by the Manager shall be signed by representatives of the Manager as agent for the Company.  The Parties hereby acknowledge and agree that the Manager will manage the finances of the Business on a combined Facility basis and shall be entitled to use cash flow generated from one Facility to fund operating expenses and losses of any other Facility.

(b)    Concurrently with the delivery of the quarterly financial statements required by Section 5.2, the Manager shall issue to the Company a statement (the “Quarterly Statement”) setting forth in reasonable detail all payments made from the Company Account in respect of Company Expenses with respect to each Facility and on a combined basis during such Fiscal Quarter.  In the event that the Company reasonably and in good faith questions or disputes any element of any Quarterly Statement, written notice thereof shall be provided by the Company to the Manager within thirty (30) days of the receipt of the Quarterly Statement by the Company, and the Parties shall thereafter use commercially reasonable efforts to resolve to their mutual satisfaction any such questions and disputes during the twenty (20) days following delivery of such written notice by the Company.  In the event the Parties are unable to resolve any such questions or disputes, the unresolved matters may be submitted to arbitration pursuant to Section 12.14.

Article VIII
INTELLECTUAL PROPERTY

8.1    Reservation of Rights.  Any Facility subject to this Agreement shall be operated, marketed and branded as a “Strike + Reel” Facility at all times while the Services are being provided under this Agreement with respect to such Facility.  The Manager confirms and acknowledges that the Company is and shall be at all times, the exclusive owner of all rights, title and interest in and to the Company Trademarks, including the goodwill associated therewith, (ii) the Manager shall not contest or challenge the Company’s rights in such Company Trademarks at any time, (iii) nothing herein shall restrict the use of the Company Trademarks by the Company and the Company Subsidiaries or licensees at any time or in any manner, (iv) the Manager shall not acquire any ownership right in the Company Trademarks by virtue of said marks’ use pursuant to this Agreement, and (v) any goodwill derived from the use of the Company Trademarks in connection with a Facility shall inure to the exclusive benefit of the Company.

8.2    Quality Control.  The Manager acknowledges and agrees that: (i) all use of the Company Trademarks under this Agreement shall be, at all times, subject to the Company’s reasonable quality control and (ii) to protect the valuable goodwill associated with the Company Trademarks, the Manager shall assure that the Company Trademarks are used solely in a manner consistent with the quality of the goods and services offered under the Company Trademarks.  Upon receiving notice from the Company that the quality of the goods and services offered under the Company Trademarks does not meet the Company’s acceptable quality standards, the Manager shall promptly take all remedial action to assure that goods and services offered under the Company Trademarks shall meet the quality standards that are acceptable to the Company’s reasonable satisfaction.

8.3    No Implied Rights.  Nothing in this Agreement provides or implies any right for the Manager to use the Company Trademarks except as otherwise provided for in this Article VIII.

Article IX
INDEMNITY

9.1    Indemnification by the Company.  The Company shall indemnify and hold harmless the Manager and its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons) (such indemnified Persons, the “Manager Indemnified Persons”) from, against and in respect of any and all claims, Proceedings, obligations, liabilities, liens, encumbrances, losses, damages, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement, including attorneys’ fees and disbursements), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively, “Losses”), in the case of clauses (b), (c), and (d) below, whether or not involving a Third Party Claim, to the extent such Losses are incurred or suffered by the Manager Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)    any claim or Proceeding made, initiated or threatened by any Person other than a Party (a “Third Party Claim”) that relates to the provision of the Services under this Agreement, the management and operation of a Facility or the Business, or the consequences of the Manager’s compliance with the terms of this Agreement or any directions provided by the Company relating to the operation of the Business, other than to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Manager or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons);

(b)    all Company Expenses;

(c)    all Manager Overhead Costs;

(d)    any breach of this Agreement by the Company;

(e)    any potential regulatory issues related to the affiliation of the Company and the CNK Entity; and

(f)    any potential action brought by a shareholder of Cinemark and/or the CNK Entity arising from claims related to conflict of interest.

9.2    Indemnification by the Manager.  The Manager shall indemnify and hold harmless the Company, the Company Subsidiaries and the members, managers, officers, directors, employees and other agents, representatives and Affiliates thereof (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons)

(such indemnified Persons, the “Company Indemnified Persons”) from, against and in respect of any and all Losses to the extent such Losses are incurred or suffered by the Manager Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)    any Third Party Claim that relates to the provision of the Services under this Agreement or the management and operation of a Facility or the Business, in each case, to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Manager or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons); or

(b)    any Third Party Claim brought by or on behalf of any of the Manager’s employees, including Third Party Claims alleging age discrimination, sex discrimination or sexual harassment; provided that this clause (b) shall not be deemed to (i) provide for indemnification to the Company Indemnified Persons for any cost relating to employees of the Manager that would otherwise constitute a Company Expense (for example, compensation of Facility‑level employees in the ordinary course of business or workers compensation‑related expenses) or (ii) reduce or modify the obligations of the Manager or the Company pursuant to Section 9.3.

(c)    any Third Party Claim alleging Manager has violated the Fair Labor Standards Act, the Occupational Safety and Health Act with respect to the operations of a Facility or any other rule related to employment or human health and safety in connection with the Staffing Services and the Occupational Safety and Health Act related to the construction of a Facility only if such Occupational Safety and Health Act violation is caused by the bad faith, gross negligence or willful misconduct of the Manager.

9.3    Insurance.

(a)    The Manager shall maintain all appropriate insurance coverage and fidelity bonds for a Facility, and the maintenance of such insurance coverage shall be consistent with Manager’s practices for the Manager Related Facilities including the minimum coverages and amounts outlined in Exhibit C.  All costs and expenses of maintaining insurance in connection with the Business and the operation of a Facility shall be Company Expenses.

(b)    The Manager shall notify the Company concurrently with notification to the Company’s insurance carrier of any casualty, disaster, loss, damage or injury occurring at a Facility that is reported by the Manager to an insurance carrier, and otherwise promptly notify the Company of any actual claim or loss not occurring in the Company’s ordinary course of business.  The Manager shall not use a Facility, or permit the same to be used, for any purpose which will make void or voidable any of such insurance policies, and shall not keep or allow to be kept at a Facility any material, machinery, equipment, substance or other thing which may make void or voidable any of such insurance policies.  The Manager shall, upon the request of the Company, assist the Company in any reasonable manner, as The Company may request, in the settlement of any claim under any of such insurance policies.

(c)    The amount of Losses for which indemnification is available under Section 9.1 and 9.2 shall be calculated net of any amounts actually recovered by the Company Indemnified Persons or the Manager Indemnified Persons, as the case may be, under insurance policies with respect to such Losses. In the event that any indemnifying person makes any payment under Section 9.1 or 9.2 in respect of any Losses, such indemnifying person shall be subrogated, to the extent of such payment, to the rights of such indemnified person against any insurer or other third Person with respect to such Losses.

Article X
TERM AND TERMINATION

10.1    Term of Agreement.  This Agreement shall apply to each Facility acquired, owned or operated by the Company and shall commence on the Effective Date and shall continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier or extended pursuant to Section 10.2 (the term of this Agreement, as so modified is referred to herein as the “Term”).

10.2    Modification of Term; Termination.

(a)    The Company shall have the right at any time to terminate this Agreement for Cause by giving fifteen (15) days advance notice in writing to the Manager; and shall have the right to terminate this Agreement without Cause, by giving two-hundred and seventy (270) days advance notice in writing to the Manager; or

(b)    The Manager may terminate this Agreement at any time upon the occurrence of a Company Default by giving fifteen (15) days advance notice in writing to the Company, and shall have the right to terminate this Agreement for any reason, with or without cause, after the first anniversary of the opening of the first Facility to the general public by giving ninety (90) days advance notice in writing to the Company; or

(c)    The Manager may terminate this Agreement at any time if (i) the CB Entity no longer holds Class B Units (as such term is defined in the LLC Agreement) in the Company, (ii) Lee Roy Mitchell no longer serves as an active member of the board of directors of Cinemark Holdings, Inc. for any reason, including without limitation retirement, death or disability, or (iii) breach by Cinemark of the Theater Services Agreement which remains uncured for thirty (30) days  following such breach, by giving fifteen (15) days advance notice in writing to the Company; or

(d)    This Agreement shall automatically terminate upon termination of the Theater Services Agreement.

10.3    Commencement and Termination of Services with Respect to Specified Facilities.  The provision of the Development Services, Management Services and Staffing Services under this Agreement shall commence with respect to each Facility as may be specified in a notice by the Company with respect to each Facility.  After commencement of the Services, the provision of the Services under this Agreement shall continue in respect of such Facilities, unless terminated earlier as expressly provided in Section 10.2, until the fifteenth (15th) calendar day after the Company shall have given the Manager written notice of termination with respect to such Service(s).

10.4    Effects of Termination.  The termination of this Agreement shall not terminate the rights and obligations of the Parties under Article XI, which rights and obligations shall only terminate upon the termination of the Transition Service Periods.  The termination of this Agreement in its entirety, howsoever arising shall be without prejudice to the rights and duties of the Parties accrued prior to termination or during any Transition Service Period.  The Manager’s access and control over any Company Account shall terminate upon termination of this Agreement in its entirety, or, if such access is required for the Manager to perform one or more of the Transition Services, upon the termination of the Transition Service Period applicable to such Transition Services.  Notwithstanding the foregoing, the covenants, agreements, terms and conditions of this Agreement which expressly or impliedly have effect after termination (including, for the avoidance of doubt, those covenants, agreements, terms and conditions contained in Articles VII, VIII, X XI and XII of this Agreement and all indemnification and confidentiality provisions contained in this Agreement) shall continue to be enforceable notwithstanding termination, including the termination of any Transition Service Period. If this Agreement is terminated for any reason, any amounts accrued but not yet paid to the Manager hereunder shall be due and payable within ninety (90) days after the time of such termination, any amounts accrued but not yet paid to the Company hereunder shall be due and payable within ninety (90) days after the time of such termination and the Manager shall deliver to the Company the originals of all books, records, Contracts and all other documents, certificates, permits or instruments relating to a Facility, including documents evidencing termination of the Manager’s right to take any action with respect to the Company Account.  If possession by the Manager of any such books, records, Contracts, documents, certificates, permits or instruments are necessary for the performance of any Transition Service, Manager shall deliver the same to the Company upon termination of the Transition Service Period applicable to such Transition Services.

Article XI
TRANSITION SERVICES

11.1    Transition Services.  If this Agreement terminates for any reason other than Cause, the Manager agrees to provide the services set forth on Exhibit D, and any other mutually agreed services determined to be necessary or appropriate to the Company in the same manner as the Services are required to be provided by this Agreement and to otherwise cooperate with the Company in transitioning the Services to a new manager(s) or in winding down the operations of the Company, as applicable, including but not limited to granting the Company access to and otherwise making available for copies any information related to the Company held by the Manager (collectively, the “Transition Services”) for the respective periods set forth on Exhibit D (each such period, a “Transition Service Period”), commencing on the date on which the termination is effective (“Transition Start Date”). The Company agrees to pay the Manager as provided in this Agreement during the Transition Service Period.

11.2    Software Use & License.  Subject to the terms and conditions of this Agreement, the Manager agrees to continue to provide any software and/or licenses that the Manager provided during the Term that are necessary for the performance of the Transition Services.

11.3    Employees.

(a)    Offer of Employment.  During a Transition Service Period, the Company, Cinemark and any of Cinemark’s Affiliates (any of the foregoing that makes any such offer, the “New Facility Employer”) may make offers of employment to any Facility-Level Employees.  During the Transition Service Period, the Manager will make any employees of the Manager that work on an annual basis at the Manager’s corporate offices and who dedicate at least eighty percent (80%) of their working time to the operation and management of a Facility (the “Facility Corporate Employees”) reasonably available to the New Facility Employer for employment interviews.  Upon the commencement of the Transition Service Period, the New Facility Employer will have the option, in its sole discretion, to attempt to hire any Facility Corporate

Employee.  To the extent such offers of employment are accepted, upon accepting such offers of employment, such Facility Corporate Employees and Facility-Level Employees’ employment with the Manager shall terminate.  The Manager will assist in the transition of such employees from the Manager to the New Facility Employer. The New Facility Employer may not make offers of employment to any employees who are not Facility-Level Employees or Facility Corporate Employees.

(b)    Severance Expenses.  If, upon termination of this Agreement, (i) New Facility Employer does not offer employment to any Facility-Level Employee or Facility Corporate Employee, and (ii) as a direct result of the termination of this Agreement, the Manager terminates the employment of such employee, the Company will be solely responsible for, and shall reimburse the Manager for all costs incurred by the Manager associated with the failure of the New Facility Employer to provide employment to any Facility-Level Employee or Facility Corporate Employee, including, but not limited to, any severance or additional compensation.  The Manager shall provide evidence of such severance costs and any other documentation or support reasonably requested by the Company prior to any such payment by the Company.

11.4    Financial and Tax Cooperation and Exchange of Information.  The Manager shall provide and transition to the Company all financial information relating to a Facility in a manner compatible with the Company’s financial reporting system.  The Manager and the Company shall provide each other with such assistance as reasonably may be requested by either of them with respect to a Facility in connection with (a) the preparation of any tax return, amended tax return or claim of refund or (b) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes or tax reporting by the Company (including preparation of tax reporting information to the members of the Company).  The Manager and the Company will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 11.4.  Any information obtained under this Section 11.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding.

11.5    Post-Closing Access.  Subject to the restrictions of any applicable legal requirement, the Manager, on the one hand, and the Company, on the other hand, shall, following the termination of the Services and upon reasonable notice, afford such other party or parties and their representatives reasonable access (including the right to make photocopies, at the sole cost and expense of the parties requesting such access), to the extent necessary in connection with the Manager’s operation of a Facility prior to the Transition Start Date or the Company’s operation of a Facility after the Transition Start Date, during normal business hours and in a manner so as not to interfere unreasonably with such other Party, to such other Party’s records related solely to a Facility, including upon specific request, a complete copy of the books and records to the extent permitted by applicable legal requirements and to the extent such books and records are under such other Party’s or its Affiliates’ control.

11.6    Further Assurances.  The Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Article XI, and will (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, including obtain any consents and approvals required (if any), all as the other Party may reasonably request for the purpose of carrying out the intent of this Article XI and the Transition Services.

11.8    No Third Party Beneficiaries.  Nothing in this Article XI, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing in this Article XI shall create any third party beneficiary rights in any employee or any beneficiary or dependents thereof or in any person other than the Parties to this Agreement.

Article XII
MISCELLANEOUS

12.1    Exclusions and Limitations of Liability.

(a)    All warranties, representations, guarantees, conditions and terms, other than those expressly set out in this Agreement, whether express or implied by statute, common law, trade usage or otherwise and whether written or oral are hereby expressly excluded to the fullest extent permissible by Law.

(b)    None of the Parties shall in any circumstances be liable for any claim, whether arising in contract, tort or otherwise, for consequential, economic, special or other indirect loss of any other Party, including losses calculated by reference to lost profits, contracts, business, goodwill, income, production or accruals of any such other Party (it being understood that if in connection with any Proceeding a Party is required to pay damages to a third party based on consequential, economic, special or other indirect losses of such third party, such liability for such damages shall be deemed to be a direct loss of the Party that is required to pay such amounts to such third party).

(c)    The Company acknowledges and agrees that the Manager shall not have any liability to the Company for any Losses made, suffered or incurred by the Company as a result of (i) the Manager’s complying with the terms of this Agreement or any directions or authorizations that are provided to the Manager by the Company as specifically contemplated by this Agreement or (ii) if the Manager requests in writing an authorization from the Company under Section 2.3 (together with a reasonably detailed written explanation of the reasons for such request) in order to take a specified action but the Company does not provide such requested authorization, the consequences of not taking the actions that were the subject matter of such authorization request. In addition, the Company acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the Manager shall not be required to incur any cost or make any expenditure that is not contemplated by the Approved Budget then in effect and shall have no liability to the Company for any Losses made, suffered or incurred by the Company as a result of the Manager’s not incurring any such cost or making any such expenditure or failing to take any related actions (including rendering the Services) as a result thereof.

(d)    The Manager, its directors, agents, officers, employees, subsidiaries and Affiliates, as agents of the Company, shall not be liable to the Company or to any other Person for any act or omission committed in the performance of this Agreement unless such act constitutes bad faith, gross negligence, fraud or willful and wanton misconduct.  Notwithstanding any other provision in this Agreement, in no event shall the Company make any claims against the Manager or its Affiliates on account of any alleged errors of judgment made in good faith in the development or operation of a Facility in accordance with the terms of this Agreement.

(e)    The Parties accept that the limitations and exclusions set out in this Section 12.1 are reasonable having regard to all the circumstances.

12.2    Company Subsidiaries.  The Parties acknowledge that the Company may cause one or more Facilities to be owned by a Company Subsidiary.  The Manager agrees that the Company may designate one or more Company Subsidiaries to receive the Services to be performed by the Manager with respect to any Facility and all references herein to the Company shall be construed to include any such Company Subsidiary.  For the purpose of this Agreement, Company Account may include one or more accounts of a Company Subsidiary designated by the Company to be used with respect to the Services provided by Manager to such Company Subsidiary.

12.3    Succession and Assignment; No Third‑Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate, sub‑contract or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company (in the case of a transfer by the Manager) or the Manager (in the case of a transfer by the Company); provided, that the Manager shall be entitled to (a) designate one or more Affiliates of the Manager to perform its obligations hereunder and/or (b) sub‑contract with third parties the performance of its duties under this Agreement, provided that no such designation or sub‑contract arrangement shall relieve any Party of its obligations under this Agreement.  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and nothing in this Agreement (whether expressed or implied) will give or be construed to give any Person, other than the Parties, any legal or equitable rights in connection with this Agreement.  Any purported assignment in breach of this Section 12.3 shall be void and confer no rights on the purported assignee.

12.4    Transaction Costs.  Except as otherwise specified herein, the Company shall bear the costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement.

12.5    Notices and Communications.

(a)    All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by electronic mail with confirmation of transmission by the transmitting equipment or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company or a Company Subsidiary:

FE Concepts, LLC
12400 Coit Road, Suite 800
Dallas, TX 75251
Attention:     Gary Witherspoon
E‑mail:     gw@cbcap.com

with a copy (which shall not constitute notice) to:

Cinemark USA, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas  75093
Attention:     Michael Cavalier, General Counsel

E Mail:    mcavalier@cinemark.com

If to the Manager, to it at:

Cinema Operations, L.L.C.

12400 Coit Road, Suite 800
Dallas, Texas 75251
Attention:     W. Mark Moore
E‑Mail:    mmoore@epgusa.com

with a copy (which shall not constitute notice) to:

Cinemark USA, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas  75093
Attention:     Michael Cavalier, General Counsel

E Mail:    mcavalier@cinemark.com

(b)    Each of the Parties may specify an address or email address different than that set forth in Section 12.5(a) by giving notice in accordance with Section 12.5(a) to each of the other Parties.

12.6    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

12.7    Amendments, Waivers and Remedies.

(a)    No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)    No waiver by any Party of any breach or violation of, or default under or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent breach or violation of, or default under or inaccuracy in, any such representation, warranty or covenant or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.8    Confidentiality.

(a)    Subject to Section 12.8(b), the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:  (i) the provisions of this Agreement, or any document entered into pursuant to this Agreement; (ii) the negotiations relating to this Agreement; (iii) the provision of the Services or the Business; and/or (iv) any of the other Parties, or their respective businesses, operations, assets, liabilities, financial condition or results of operations.

(b)    The restrictions in Section 12.8(a) shall not apply to prevent the use or disclosure of any confidential information if the relevant use or disclosure:  (i) is required by applicable Law or any Governmental Authority of competent jurisdiction, subject to the condition that the disclosing Party will provide notice of such requirement to the non‑disclosing Parties prior to disclosing any confidential information; (ii) is made to any legal, financial or other adviser, auditor, financing source, shareholder or other Affiliate of the disclosing Party, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 12.8 as if they were parties to this Agreement; (iii) is made to the officers or employees of the disclosing Party or any Affiliate thereof who need to know the information for the purposes of the transactions effected or contemplated by this Agreement, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 12.8 as if they were parties to this Agreement; (iv) is in or becomes part of the public domain other than through an action of any Party; or (v) is approved in writing in advance by the Company (in the case of a disclosure by the Manager) or the Manager (in the case of a disclosure by the Company), as the case may be.

12.9    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

12.10    Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to such subject matter.

12.11    No Partnership, Etc..  Nothing in this Agreement or any document referred to in it or any arrangement contemplated by it shall be construed as creating a joint venture or partnership between the Parties for any purpose whatsoever and no Party shall have the power or authority to bind any other Party or impose any obligations on it to the benefit of any third party.

12.12    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article or Schedule mean a Section or Article of, or Schedule to, this Agreement, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time and any reference to a document is to that document as varied, supplemented or replaced from time to time by agreement between the parties thereto, (d) the headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation of this Agreement, (e) words in the singular or plural form include the plural and singular form, respectively, (f) use of any gender includes the other genders, (g) any reference to writing shall include any modes of reproducing words in a legible and non‑transitory form, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) the Schedules and Recitals hereto form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules and Recitals hereto.

12.13    Governing Law.  This Agreement, the rights of the Parties hereunder and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.14    Arbitration.  Any claim, dispute or other matter in question between the Parties hereto arising out of or relating to this Agreement, the rights of the Parties hereunder or the breach hereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association in effect on the Effective Date before three arbitrators; one designated by the Company, one designated by the Manager and the third designated in accordance with the Rules of the American Arbitration Association.  Any such arbitration shall be conducted in Dallas, Texas, unless the Parties mutually agree to another location.  The arbitrators shall be qualified by education, training or experience as may be appropriate according to the nature of the claim, dispute or other matter in question.  The foregoing agreement to arbitrate and any other agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.  The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable Law in any court having jurisdiction thereof.  To the extent permitted by law, by agreeing to engage in the arbitration provided for in this Section 12.14, the Parties waive their right to appeal any decision made by the arbitrators.  The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen; and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  All costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any such arbitration shall be borne in the manner which the arbitrators making the determination shall direct.  Notwithstanding the provisions of this Section 12.14, either Party may seek appropriate injunctive relief for any threatened breach.

12.15    Affiliate Transactions.  Subject to Article III, in connection with the provision of the Management Services under this Agreement, the Manager may purchase necessary goods, supplies, rights and services (a) from or through any of its Affiliates or (b) pursuant to arrangements Manager Related Facilities so long as (i) any such transaction, series of transactions or arrangement is disclosed to the Company and approved by the Board including at least one Board member not affiliated with the Manager, (ii) in respect of any such Affiliate transaction or series of transactions, the terms and conditions thereof are competitive with the prices and terms of goods, supplies, rights and services of like quality available from non‑Affiliated third parties in an arm’s length transaction, and (iii) in respect of such shared arrangements, the allocations of costs with respect thereto are fair and reasonable and, if applicable, consistent with the methodology used by the Manager and its subsidiaries and Affiliates to allocate similar costs among the Manager Related Facilities.

12.16    Authority; Binding Agreement.  Each Party represents and warrants that (a) it is a corporation, limited liability company, partnership or other entity, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has the requisite power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance by it of this Agreement has been duly and validly authorized by all necessary actions on its part, and (d) this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

12.17    Further Assurances.  Each Party hereto shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such other action as which are or may be necessary or appropriate to effectuate and carry out the provisions of this Agreement, may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the Parties and as against third parties, or as the other Parties may reasonably request.

12.18    Cooperation.  The Parties will, and will cause their respective Affiliates to, in good faith, diligently communicate, consult and cooperate with each other to facilitate each other’s performance of their respective and joint responsibilities and duties under this Agreement, including, but not limited to, any licensing responsibilities and duties.  The Parties will, and will cause their respective Affiliates to, deal with each other on all matters related to this Agreement and otherwise in good faith in an open manner as promptly as possible under the given circumstances.  Wherever an approval or consent is required in this Agreement by any Party, such approval or consent shall not be unreasonably withheld, delayed or conditioned.  Each Party shall act reasonably with respect to the Party’s responsibilities and obligations under this Agreement.

12.19    Other Activities.  The Company acknowledges that the Manager and its Affiliates are in the business of developing and operating entertainment facilities that may be competitive with a Facility and that the Manager and its Affiliates may in the future be presented with opportunities to develop new entertainment facilities and acquire existing entertainment facilities.  Except as may be set forth herein, the Parties agree that nothing in this Agreement shall be construed to restrict the Manager from pursuing opportunities to develop new entertainment facilities and acquire existing entertainment facilities, and the pursuit of those ventures or activities by the Manager or its Affiliates shall not be deemed wrongful or improper, even to the extent they may be competitive with a Facility or might otherwise constitute an opportunity for, the Company.  Without limiting the foregoing, the Manager and its Affiliates may pursue concepts, ventures and opportunities on behalf of themselves rather than on behalf of the Company and need not offer, and the Company renounces any interest or expectancy as to participate in, such concepts, ventures and opportunities to the Company.  Notwithstanding the foregoing, for a period of five (5) years after the termination of this Agreement neither Manager nor its Affiliates shall own, operate or acquire entertainment facilities similar to a Facility within a eight (8) mile radius from any Facility owned by the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has executed this Management Services Agreement as of the date first above written.

THE COMPANY:

FE CONCEPTS, LLC

By:
Name:
Title:

THE Manager:

CINEMA OPERATIONS, L.L.C.

By:
Name:
Title:

EXHIBIT D

FORM OF THEATER SERVICES AGREEMENT

THIS THEATER SERVICES AGREEMENT (this “Agreement”) is dated and made effective as of April 20, 2018 (the “Effective Date”), by and between FE Concepts, LLC, a Texas limited liability company (the “Company”) and CNMK Texas Properties, LLC, a Texas limited liability company (“Cinemark” and, together with any of its subsidiaries or parent from time to time providing Services hereunder, the “Consultant”).  The Consultant and the Company are sometimes referred to in this Agreement, collectively, as the “Parties” and each individually as a “Party.” Defined terms used in this Agreement but not otherwise defined herein have the meanings ascribed to them on Schedule I hereto.

RECITALS

G.    Consultant and AWSR Investments, LLC, a Texas limited liability company, are parties to that certain Limited Liability Company Agreement, dated as of April 20, 2018 (the “LLC Agreement”), pursuant to which CB Entity and Consultant have formed the Company to own and operate a certain family entertainment facilities, or facilities, incorporating games, rides, bowling, restaurants, bars and motion picture theater auditoriums (the “Facilities”).

H.    The Consultant has the qualified, experienced and necessary personnel to consult with the Company regarding the construction and operation of the motion picture theater auditoriums (the “Auditoriums”) to comprise a portion of a Facility.

I.    The LLC Agreement provides in part that the Company shall engage the Consultant to provide certain services pursuant to Article I of this Agreement (the “Theater Services”).

J.    Cinema Management, L.L.C. (the “Manager”) is a party to a Management Services Agreement with the Company to provide comprehensive management services regarding the construction, development, operation and staffing of any Facility (collectively, the “Management Services”).

K.    The Company desires     to retain the Consultant to provide the Theater Services with respect to any Facility and the Consultant is willing to provide such Theater Services, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
THEATER SERVICES

1.1    Auditorium Construction.  The Consultant agrees to consult with the Company and the Manager regarding the construction of the Auditoriums to be constructed at any Facility.  The Consultant shall advise the Company and the Manager with respect to:

(a)    recommendations regarding the number, size and design of the Auditoriums to be located in a Facility;

(a)    recommendations regarding architects, engineers, contractors, suppliers and vendors in connection with the construction of the Auditoriums;

(b)    recommendations regarding furniture, fixtures and equipment to be used in the Auditoriums; and

(c)    consultations as may be reasonably requested by the Company or Manager during the construction of the Auditoriums at a Facility.

1.2    Theater Technologies. The Consultant agrees to provide the following services relating to theater technologies:

(a)    select all digital projection, TMS, screen and sound equipment for purchase by the Company or the Manager on the Company’s behalf;

(b)    install, or supervise the installation of, all digital projection and TMS equipment;

(c)    perform remote support of the digital cinema systems through CSC;

(d)    manage the warranty and RMA of the digital cinema systems; and

(e)    perform or supervise annual maintenance, upgrades and emergency support using the Consultant’s booth engineers.

1.3    Film Booking and Buying.  The Consultant agrees to book and license or cause to be licensed on the Company’s behalf, films and other attractions for exhibition in the Auditoriums.  The Consultant is hereby authorized by the Company to execute film license agreements on behalf of the Company for any Facility.

1.4    Training.  The Consultant agrees to provide necessary and appropriate training both at a Facility and the Consultant Related Facilities to the Manager’s facility-level personnel who will be assigned to conduct the exhibition of films in the Auditoriums, including ticketing personnel, certain concession operations and operators of film projection equipment and any other training necessary to fully plan, construct, equip, and successfully operate the Auditoriums.  Training will be conducted at the Consultant’s sole election at a Facility or at the Consultant’s facilities.

1.5    Theater Operations.  The Consultant will consult with the Company and the Manager regarding the motion picture theater operations including:

(a)    ticket pricing policies;

(b)    film booking;

(c)    film settlement and settlement of any disputes with the distributors of content booked by the Consultant;

(d)    scheduling of motion picture exhibition times;

(e)    publication of show times;

(f)    management of studio relations and weekly trailer programming;

(g)    management of day-to-day studio relations, in-theater and on-line promotions;

(h)    management of trailer placements;

(i)    management of studio partnership marketing funds as applicable to the films shown at a Facility

(j)    arranging for on-screen advertising;

(k)    recommendations regarding ticketing systems and any third party ticketing vendors;

(l)    recommendations regarding personnel requirements in connection with motion picture exhibition in the Auditoriums; and

(m)    recommendations regarding budget for line items relating to the motion picture theater auditoriums, including without limitation film rental expense, in theatre marketing and projector maintenance and repair.

1.6    Exclusive Provider of Theater Services.  Unless otherwise expressly agreed by the Consultant with respect to any Facility, the Consultant shall be the exclusive provider of the Theater Services contemplated by this Agreement with respect to each Facility acquired, owned or operated by the Company.

1.7    Company Approval.  For the purpose of this Agreement, any consent or approval required or permitted to be given by the Company regarding Theater Services shall require the approval of the Board (including either Lee Roy Mitchell or at least one Board member not affiliated with the Consultant) or, the approval of an executive officer of the Company not affiliated with the Consultant to the extent that specific authority to grant such consent or approval has been expressly delegated to such officer by the Board, subject to any additional approval required by the Members in accordance with the LLC Agreement.  Any notice by the Consultant to the Company shall be given in accordance with Section 6.5.

Article II
ACKNOWLEDGEMENTS

2.1    Delegation of Duties.  Notwithstanding anything to the contrary contained in this Agreement, the Consultant shall have the right to delegate or subcontract its duties under this Agreement to any Person; provided, however, that no such delegation or subcontracting shall relieve the Consultant of liability under this Agreement and further provided that the Consultant shall supervise the activities of such subcontractor, and provided, further that the Consulting Fee continues to be paid to the Consultant.

2.2    No Restrictions on the Consultant.  The Consultant shall not be required to spend its full time and attention to provide any of the Services.  The Consultant shall devote such time and personnel as the Consultant deems appropriate to provide the Services pursuant to this Agreement.  The Company acknowledges that the Consultant and its Affiliates are in the business of developing and acquiring motion picture exhibition theaters that may be competitive with a Facility and that the Consultant and its Affiliates may in the future be presented with opportunities to develop new theaters and acquire existing theaters.  Except as may be set forth herein, the Parties agree that nothing in this Agreement shall be construed to restrict the Consultant from pursuing opportunities to develop new theaters and acquire existing theaters, and the pursuit of those ventures or activities by the Consultant or its Affiliates shall not be deemed wrongful or improper, even to the extent they are competitive with, or might otherwise constitute an opportunity for, the Company.  Without limiting the foregoing, the Consultant and its Affiliates may pursue concepts, ventures and opportunities on behalf of themselves rather than on behalf of the Company and need not offer, and the Company renounces any interest or expectancy as to participate in, such concepts, ventures and opportunities to the Company.

2.3    Film Settlement Policies.  The Company acknowledges that subject to the next sentence, (i) with respect to booking services, numerous subjective and nonquantifiable matters of judgment go into the decision of which films to book and the terms of such booking and the Consultant, for a variety of reasons, may find it necessary to book films of certain distributors;  (ii) separate geographic areas may be unique and involve factors relevant to policies employed in the negotiation and effectuation of film settlement (“Settlement Policies”) that are not of equal importance to other geographical areas, (iii) Settlement Policies for one area may not necessarily be evaluated against or compared to the Settlement Policies the Consultant or its Affiliates employ or employed in other geographic areas or markets, and (iv) the Consultant will not be required to employ the same or similar Settlement Policies hereunder as it or its Affiliates follow in other geographic areas or markets or for other theaters owned, leased or managed by the Consultant in the same geographical area; provided that the Consultant shall conduct the Settlement Policies in a good and businesslike manner and in a manner consistent with Consultant Related Facilities.  The Company confirms the Consultant has made no representation or covenant as to the Settlement Policies or booking policies it has or will have with respect to any theaters which are owned, leased or managed by the Consultant or its Affiliates or which are to be managed pursuant to the Management Agreement other than that Consultant will employ the same policies and practices in respect thereof on behalf of the Company as it does on behalf of the Consultant’s theaters and that the Consultant will act in good faith in respect thereof.

2.4    No Restriction on Payment of Consulting Fee.  The Company agrees not to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or the restriction on the ability of the Company to pay to the Consultant any fees or other amounts payable to the Consultant under this Agreement.

2.5    Management Agreement.  The Consultant acknowledges that the Company has entered into the Management Agreement with the Manager pursuant to which the Manager shall provide the Management Services.  The Company hereby authorizes the Consultant to coordinate providing the Theater Services with the Manager.  The Consultant is authorized to rely on instructions from the Manager and advise the Manger’s personnel regarding the various recommendations to be provided by the Consultant under this Agreement.  The Company authorizes and directs the Manager to pay all Consulting Fees to the Consultant, and reimburse the Consultant for all Consultant Expenses incurred by the Consultant, as provided in this Agreement.

Article III
CONSULTING FEE

3.1    Consulting Fees.  As compensation for its services under this Agreement, the Company will pay Consultant fees (the “Consulting Fees”) as set forth on Schedule II hereto. Consultant shall invoice the Company monthly in arrears for Consulting Fees due with respect to the Theater Services performed by Consultant each month during the term of this Agreement.  All invoices shall be due and payable within thirty days after receipt by the Company.

3.2    Consulting Expenses.  The Company shall reimburse the Consultant for its out-of-pocket expenses incurred in providing the Theater Services, including, but not limited to travel expenses to any Facility or proposed Facility site, any Company Trademark related fees or expenses advanced by the Consultant in its reasonable discretion and such other expenses as may be reasonably incurred by the Consultant as set forth on Schedule III hereto (“Consultant Expenses”).

Article IV
INDEMNITY

4.1    Indemnification by the Company.  The Company shall indemnify and hold harmless the Consultant and its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons) (such indemnified Persons, the “Consultant Indemnified Persons”) from, against and in respect of any and all claims, Proceedings, obligations, liabilities, liens, encumbrances, losses, damages, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement, including attorneys’ fees and disbursements), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively, “Losses”), in the case of clauses (b) and (c) below, whether or not involving a Third Party Claim, to the extent such Losses are incurred or suffered by the Consultant Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)    any claim or Proceeding made, initiated or threatened by any Person other than a Party (a “Third Party Claim”) that relates to the provision of the Services under this Agreement, the management and operation of a Facility or the Business, or the consequences of the Consultant’s compliance with the terms of this Agreement or any directions provided by the Company or the Manager relating to the operation of the Business, other than to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Consultant or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons);

(b)    all Consultant Expenses;

(c)    any breach of this Agreement by the Company.

4.2    Indemnification by the Consultant.  The Consultant shall indemnify and hold harmless the Company, the Company Subsidiaries and the members, managers, officers, directors, employees and other agents, representatives and Affiliates thereof (and the members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons) (such indemnified Persons, the “Company Indemnified Persons”) from, against and in respect of any and all Losses to the extent such Losses are incurred or suffered by the Company Indemnified Persons as a result of, arising out of or directly or indirectly relating to any Third Party Claim that relates to the provision of the Theater Services under this Agreement to the extent such Losses are caused by the bad faith, gross negligence or willful misconduct of the Consultant or any of its shareholders, managers, officers, directors, employees and other agents, representatives and Affiliates (or the shareholders, members, managers, officers, directors, employees and other agents, representatives and Affiliates of such Persons);

4.3    Insurance Recoveries.  The amount of Losses for which indemnification is available under Section 4.1 and 4.2 shall be calculated net of any amounts actually recovered by the Company Indemnified Persons or the Consultant Indemnified Persons, as the case may be, under insurance policies with respect to such Losses. In the event that any indemnifying person makes any payment under Section 4.1 or 4.2 in respect of any Losses, such indemnifying person shall be subrogated, to the extent of such payment, to the rights of such indemnified person against any insurer or other third Person with respect to such Losses.

Article V
TERM AND TERMINATION

5.1    Term of Agreement.  This Agreement shall commence on the Effective Date and shall continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier or extended pursuant to Section 5.2 (the term of this Agreement, as so modified is referred to herein as the “Term”).

5.2    Modification of Term; Termination.

(a)    The Consultant shall have the right at any time by giving (i) fifteen (15) days advance notice in writing to the Company to terminate this Agreement for non-payment under this Agreement if such non-payment is not resolved within fifteen (15) business days following written notice or (ii) after the first Facility has been in operation for a full year, two-hundred and seventy (270) days advance notice to terminate this Agreement, for any reason, with or without cause; or

(b)    The Company may terminate this Agreement at any time for Cause by giving fifteen (15) days advance notice in writing to the Consultant; provided that the Company shall not be permitted to terminate this Agreement without Cause without the prior written consent of the Consultant at any time prior to the expiration of the Term; or

(c)    This Agreement shall automatically terminate upon termination of the Management Agreement and termination of the Transition Services Period (if applicable).

5.3    Commencement and Termination of Specified Theater Services.  The provision of the Theater Services under this Agreement shall commence with respect to each Facility on such date prior to the acquisition of the site for such Facility (or acquisition of any existing Facility) as the Company may specify.  After commencement of the Theater Services, the provision of the Theater Services under this Agreement shall continue in respect of such Facilities, unless terminated earlier as expressly provided in Section 5.2.

5.4    Effects of Termination.  The termination of this Agreement in its entirety (or the termination of any of the Theater Services with respect to the Facilities), howsoever arising, shall be without prejudice to the rights and duties of the Parties accrued prior to termination. The covenants, agreements, terms and conditions of this Agreement which expressly or impliedly have effect after termination shall continue to be enforceable notwithstanding termination including all indemnification and confidentiality provisions contained in this Agreement.  If this Agreement (or the termination of any of the Theater Services with respect to the Facilities) is terminated for any reason, any amounts accrued but not yet paid to the Consultant hereunder shall be due and payable within thirty (30) days after the time of such termination.

Article VI
MISCELLANEOUS

6.1    Exclusions and Limitations of Liability.

(a)    All warranties, representations, guarantees, conditions and terms, other than those expressly set out in this Agreement, whether express or implied by statute, common law, trade usage or otherwise and whether written or oral are hereby expressly excluded to the fullest extent permissible by Law.

(b)    None of the Parties shall in any circumstances be liable for any claim, whether arising in contract, tort or otherwise, for consequential, economic, special or other indirect loss of any other Party, including losses calculated by reference to lost profits, contracts, business, goodwill, income, production or accruals of any such other Party (it being understood that if in connection with any Proceeding a Party is required to pay damages to a third party based on consequential, economic, special or other indirect losses of such third party, such liability for such damages shall be deemed to be a direct loss of the Party that is required to pay such amounts to such third party).

(c)    The Company acknowledges and agrees that the Consultant shall not have any liability to the Company for any Losses made, suffered or incurred by the Company as a result of (i) the Consultant’s complying with the terms of this Agreement or any directions or authorizations that are provided to the Consultant by the Company or the Manager as specifically contemplated by this Agreement or (ii) if the Consultant requests in writing an authorization from the Company or the Manager (together with a reasonably detailed written explanation of the reasons for such request) in order to take a specified action but the Company or the Manager does not provide such requested authorization, the consequences of not taking the actions that were the subject matter of such authorization request.

(d)    The Consultant, its directors, agents, officers, employees, subsidiaries and Affiliates, as agents of the Company, shall not be liable to the Company or to any other Person for any act or omission committed in the performance of this Agreement unless such act constitutes bad faith, gross negligence, fraud or willful and wanton misconduct.  Notwithstanding any other provision in this Agreement, in no event shall the Company make any claims against the Consultant or its Affiliates on account of any alleged errors of judgment made in good faith in the development or operation of the Auditoriums in accordance with the terms of this Agreement.

(e)    The Parties accept that the limitations and exclusions set out in this Section 6.1 are reasonable having regard to all the circumstances.

6.2    Company Subsidiaries.  The Parties acknowledge that the Company may cause one or more Facilities to be owned by a Company Subsidiary.  The Consultant agrees that the Company may designate one or more Company Subsidiaries to receive the Theater Services to be performed by the Consultant with respect to any Facility and all references herein to the Company shall be construed to include any such Company Subsidiary; provided however, that the Company and any Company Subsidiary receiving any Theater Services from the Consultant shall be jointly and severally liable for the Consulting Fee, Consultant Expenses and indemnification obligations payable under this Agreement.

6.3    Succession and Assignment; No Third‑Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate, sub‑contract or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company (in the case of a transfer by the Consultant) or the Consultant (in the case of a transfer by the Company); provided, that the Consultant shall be entitled to (a) designate one or more Affiliates of the Consultant to perform its obligations hereunder and/or (b) sub‑contract with third parties (other than a Class B Competing Business) the performance of its duties with respect Theater Services provided that no such designation or sub‑contract arrangement shall relieve any Party of its obligations under this Agreement; provided, further, that the Consultant shall not be entitled to assign this Agreement to a Class B Competing Business without the Company’s and Manager’s prior written consent (except where such assignment is a result of the change in Control of Consultant).  The Manager is intended to be a third party beneficiary of this Section 6.3.  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and nothing in this Agreement (whether expressed or implied) will give or be construed to give any Person, other than the Parties, any legal or equitable rights in connection with this Agreement.  Any purported assignment in breach of this Section 6.3 shall be void and confer no rights on the purported assignee.

6.4    Transaction Costs.  Except as otherwise specified herein, the Company shall bear the costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement.

6.5    Notices and Communications.

(a)    All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by electronic mail with confirmation of transmission by the transmitting equipment or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company or a Company Subsidiary:

FE Concepts, LLC
12400 Coit Road, Suite 800
Dallas, TX 75251
Attention:    Gary Witherspoon
E‑mail:    gw@cbcap.com

If to the Consultant:

CNMK Texas Properties, LLC
3900 Dallas Parkway
Plano, Texas  75093
Attention:     Michael Cavalier, General Counsel

E Mail:    mcavalier@cinemark.com

(b)    Each of the Parties may specify an address or email address different than that set forth in Section 6.5(a) by giving notice in accordance with Section 6.5 (a) to the other Parties.

6.6    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

6.7    Amendments, Waivers and Remedies.

(a)    No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that Section 6.3 may not be amended without the consent of the Manager.

(b)    No waiver by any Party of any breach or violation of, or default under or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent breach or violation of, or default under or inaccuracy in, any such representation, warranty or covenant or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

6.8    Confidentiality.

(a)    Subject to Section 6.8(b), the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:  (i) the provisions of this Agreement, or any document entered into pursuant to this Agreement; (ii) the negotiations relating to this Agreement; (iii) the provision of the Theater Services or the Business; and/or (iv) any of the other Parties, or their respective businesses, operations, assets, liabilities, financial condition or results of operations.

(b)    The restrictions in Section 6.8(a) shall not apply to prevent the use or disclosure of any confidential information if the relevant use or disclosure:  (i) is required by applicable Law or any Governmental Authority of competent jurisdiction, subject to the condition that the disclosing Party will provide notice of such requirement to the non‑disclosing Parties prior to disclosing any confidential information; (ii) is made to any legal, financial or other adviser, auditor, financing source, shareholder or other Affiliate of the disclosing Party, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 6.8 as if they were parties to this Agreement; (iii) is made to the officers or employees of the disclosing Party or any Affiliate thereof who need to know the information for the purposes of the transactions effected or contemplated by this Agreement, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with this Section 6.8 as if they were parties to this Agreement; (iv) is in or becomes part of the public domain other than through an action of any Party; or (v) is approved in writing in advance by the Company (in the case of a disclosure by the Consultant) or the Consultant (in the case of a disclosure by the Company), as the case may be.  For the avoidance of doubt, it is understood and agreed that the Consultant and/or its Affiliates are required to make public disclosures of material facts and events under U.S. federal securities law and that nothing contained in this Agreement shall be construed to prevent the Consultant or such Affiliates from making such public disclosures (including, without limitation, public filings or disclosures relating to this Agreement, the Company, or the Business of the Company) as they determine, in their sole and absolute discretion, is required by applicable law or regulations.

6.9    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

6.10    Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to such subject matter.

6.11    No Partnership, Etc..  Nothing in this Agreement or any document referred to in it or any arrangement contemplated by it shall be construed as creating a joint venture or partnership between the Parties for any purpose whatsoever and no Party shall have the power or authority to bind any other Party or impose any obligations on it to the benefit of any third party.

6.12    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article or Schedule mean a Section or Article of, or Schedule to, this Agreement, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time and any reference to a document is to that document as varied, supplemented or replaced from time to time by agreement between the parties thereto, (d) the headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation of this Agreement, (e) words in the singular or plural form include the plural and singular form, respectively, (f) use of any gender includes the other genders, (g) any reference to writing shall include any modes of reproducing words in a legible and non‑transitory form, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) the Schedules and Recitals hereto form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules and Recitals hereto.

6.13    Governing Law.  This Agreement, the rights of the Parties hereunder and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

6.14    Arbitration.  Any claim, dispute or other matter in question between the Parties hereto arising out of or relating to this Agreement, the rights of the Parties hereunder or the breach hereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association in effect on the Effective Date before three arbitrators; one designated by the Company, one designated by the Consultant and the third designated in accordance with the Rules of the American Arbitration Association.  Any such arbitration shall be conducted in Dallas, Texas, unless the Parties mutually agree to another location.  The arbitrators shall be qualified by education, training or experience as may be appropriate according to the nature of the claim, dispute or other matter in question.  The foregoing agreement to arbitrate and any other agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.  The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable Law in any court having jurisdiction thereof.  To the extent permitted by law, by agreeing to engage in the arbitration provided for in this Section 6.14, the Parties waive their right to appeal any decision made by the arbitrators.  The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen; and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  All costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any such arbitration shall be borne in the manner which the arbitrators making the determination shall direct.  Notwithstanding the provisions of this Section 6.14, either Party may seek appropriate injunctive relief for any threatened breach.

6.15    Affiliate Transactions.  In connection with the provision of the Services under this Agreement, the Consultant may purchase necessary goods, supplies, rights and services (a) from or through any of its Affiliates or (b) pursuant to arrangements Consultant Related Facilities so long as (i) any such transaction, series of transactions or arrangement is disclosed to the Company and approved by the Board including at least one Board member not affiliated with the Consultant, (ii) in respect of any such Affiliate transaction or series of transactions, the terms and conditions thereof are competitive with the prices and terms of goods, supplies, rights and services of like quality available from non‑Affiliated third parties in an arm’s length transaction, and (iii) in respect of such shared arrangements, the allocations of costs with respect thereto are fair and reasonable and, if applicable, consistent with the methodology used by the Consultant and its subsidiaries and Affiliates to allocate similar costs among the Consultant Related Facilities.

6.16    Authority; Binding Agreement.  Each Party represents and warrants that (a) it is a corporation, limited liability company, partnership or other entity, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has the requisite power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance by it of this Agreement has been duly and validly authorized by all necessary actions on its part, and (d) this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

6.17    Further Assurances.  Each Party hereto shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such other action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the Parties and as against third parties, or as the other Parties may reasonably request.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has executed this Theater Services Agreement as of the date first above written.

THE COMPANY:

FE CONCEPTS, LLC

By:
Name:
Title:

THE Consultant:

CNMK TEXAS PROPERTIES, LLC

By:
Name:
Title:

EXHIBIT E

FORM OF CAPITAL NOTE

$[___]	Dallas, Texas	[___], 201__

FOR VALUE RECEIVED, the undersigned [Joint Venture], LLC, a Texas limited liability Company (“Borrower”), whose address is 12400 Coit Road, Suite 800, Dallas, Texas 75251, promises to pay to the order of [___] (“Lender”), whose address is [___], on demand the principal sum of [___] Dollars and [___]/100 ($[___]), with interest as specified herein, at [___], or at such other place as Lender may, from time to time, designate in writing.

This Capital Note (this “Note”) evidences a loan by Lender made to Borrower pursuant to Section 4.1(c)(ii) of the Limited Liability Company Agreement of Borrower and is subject to the following additional provisions, terms and conditions:

1.    Principal.  The entire unpaid principal balance hereof plus all accrued but unpaid interest thereon shall be due and payable on demand or it no demand is made prior to [_______], 20___ on [_______], 20__.  Borrower may at any time and from time to time prepay all or any part of the unpaid principal balance of this Note without premium or penalty.  All principal payments shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

2.    Interest.

(a)    Borrower agrees to pay interest in respect of the unpaid principal amount of this Note from the date hereof to maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) [___]% per annum (the “Base Rate”) and (ii) the maximum nonusurious interest rate permitted by applicable law (the “Maximum Rate”).  Overdue principal shall bear interest, before and after judgment, for each day that such amounts are overdue at a rate per annum equal to the lesser of (i) the Base Rate plus [___]% per annum and (ii) the Maximum Rate.

(b)    Interest on the principal of this Note shall accrue from and including the date hereof and shall be payable on demand.  Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c)    All payments under this Note shall be made without defense, setoff or counterclaim to Lender not later than 12:00 noon (Dallas, Texas time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds.  Whenever any payment to be made under this Note shall be stated to be or otherwise due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall accrue on and be payable at the applicable rate during such extension.  Each payment received by Lender shall be applied first to late charges and collection expenses, if any, then to the payment of accrued but unpaid interest due hereunder, and then to the reduction of the unpaid principal balance hereof.  As used in this Note, “Business Day” shall mean any day of the week except Saturday, Sunday or any other day on which commercial banks in Dallas, Texas are authorized or required by law to close.

3.    Remedies.  Lender may at any time declare the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, immediately due and payable. Upon such demand, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, shall automatically and immediately become due and payable, and thereafter Lender may proceed to enforce payment of the same and to exercise any and all of the rights and remedies afforded herein as well as all other rights and remedies possessed by Lender by law or otherwise.  The entire unpaid principal balance of, and all accrued and unpaid interest on, this Note shall immediately be due and payable upon the occurrence of Borrower’s (a) commencement of a voluntary case under Title 11 of the United States Code, or (b) filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against Borrower commencing an involuntary case under said Title 11 or failure to controvert timely the material allegations of such petition.

4.    No Waiver by Lender.  No failure or delay on the part of Lender in exercising any right, power or privilege hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

5.    Waivers.  Except as otherwise expressly provided for herein, the makers, signers, sureties, guarantors and endorsers of this Note severally waive notice of acceptance of this Note, notice of extension of credit, demand, presentment, notice of presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of demand, notice of acceleration, diligence in collecting, grace, notice and protest, and agree to one or more renewals or extensions for any period or periods of time, partial payments and releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.  If this Note shall be collected by legal proceedings or through a bankruptcy court, or shall be placed in the hands of an attorney for collection after default or maturity, Borrower agrees to pay all costs of collection, including reasonable attorneys’ fees.

6.    Limitation on Interest.  Notwithstanding any other provision of this Note, interest on the indebtedness evidenced by this Note is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provisions of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Borrower to Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Borrower.  In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to Lender, under any specific contingency, exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Note and all other agreements between Borrower and Lender.

7.    Negative Covenants.  So long as this note or any portion hereof remains outstanding and unpaid, including principal and accrued unpaid interest hereon, Borrower shall not, without prior approval of Lender:

(a)    incur any indebtedness or enter into or consummate any other financing transaction or capital lease or create any lien against the assets of the Company, in any case senior to or on party with the indebtedness evidenced by this Note;  or

(b)    make any distributions to the members or equity holder of Borrower.

8.    Choice of Law; Venue.  This Note and the validity and enforceability hereof shall be governed by and construed in accordance with the laws of the State of Texas other than the conflicts of laws rules thereof.  Exclusive venue for any action under this Note shall be the state and federal courts located in Collin County or Dallas County, Texas.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

FE CONCEPTS, LLC
a Texas limited liability Company

By:
Name:
Title:

EXHIBIT F

ASSIGNMENT OF MEMBERSHIP UNITS

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto ______________________________________________________________________________ all of the Membership Units in FE Concepts, LLC standing in the undersigned’s name on the books of said limited liability company and does hereby irrevocably constitute and appoint ____________________________________ Attorney to transfer the said Membership Units on the books of said limited liability company with full power of substitution in the premises.

Dated:

HOLDER OF MEMBERSHIP UNITS

By:
Name:
Title:

Spouse

F-1